Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of October 18, 2006

among

COTTAGE BAKERY, INC.,

RIVERGATE PARTNERS, L.P.,

JAMISON PARTNERS, L.P.,

TERRY R. KNUTSON AND ROSE KNUTSON, AS CO-TRUSTEES OF THE TERRY AND ROSE KNUTSON 2000 FAMILY TRUST UTA 6/21/00,

CHURCH RESOURCE MINISTRIES,

BETHEL TABERNACLE (A/K/A BETHEL OPEN BIBLE CHURCH),

TERRY R. KNUTSON AND ROSE KNUTSON, AS SELLERS’ GUARANTOR,

RH FINANCIAL CORPORATION

and

RALCORP HOLDINGS, INC., AS BUYER’S GUARANTOR

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of October 18, 2006 (the “Agreement”), by and among Cottage Bakery, Inc., a California corporation (the “Acquired Company”), Rivergate Partners, L.P. (“Rivergate”), Jamison Partners, L.P., Terry R. Knutson and Rose Knutson, as Co-Trustees of the Terry and Rose Knutson 2000 Family Trust UTA 6/21/00, Church Resource Ministries and Bethel Tabernacle (a/k/a Bethel Open Bible Church) (each of the foregoing (other than the Acquired Company) is referred to herein as a “Seller” and collectively, the “Sellers”), Terry R. Knutson and Rose Knutson, each an individual of Lodi, California (collectively referred to as “Sellers’ Guarantor”), RH Financial Corporation, a Nevada corporation (the “Buyer”) and Ralcorp Holdings, Inc., a Missouri corporation (“Buyer’s Guarantor”).

WHEREAS, the Sellers collectively own 4,000 shares of common stock, par value $10.00 per share, of the Acquired Company (the “Common Stock”), which shares of Common Stock constitute all of the issued and outstanding Equity Securities (as hereinafter defined) of the Acquired Company; and

WHEREAS, the Sellers desire to sell such shares of Common Stock (the “Purchased Securities”) to the Buyer, and the Buyer desires to purchase the Purchased Securities from the Sellers, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquired Company Material Adverse Effect” means any change or effect that has had or is reasonably expected to have a materially adverse effect on the ability of the Sellers or the Acquired Company to consummate the Contemplated Transactions contemplated by this Agreement, or a materially adverse effect on the business, financial condition, properties, profitability or operations of the Acquired Company, taken as a whole, other than any such effect or change, caused by (a) general political, economic, financial, capital market or industry wide conditions, (b) a prospective change arising out of any adopted legislation, or other enactment by any Governmental Entity (in the case of (a) and (b) not having a unique or disproportionate effect on the Acquired Company), (c) the public announcement of this Agreement or the consummation of the Contemplated Transactions contemplated by this Agreement, or (d) the Buyer or any of its Affiliates.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, that for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement of Purchase and Sale and Joint Escrow Instructions” means that certain Agreement of Purchase and Sale of Real Property and Joint Escrow Instructions between Rivergate, as Seller, and Buyer (or its Subsidiary), as purchaser, in the form attached as Exhibit A hereto.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Lease Amendment, the Employment Agreements, the Agreement of Purchase and Sale and Joint Escrow Instructions and any other agreements, instruments and documents delivered at the Closing in connection with the transactions contemplated by this Agreement.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet Date” means June 30, 2006.

“Base Net Asset Value” means $18,000,000.

“Benefit Plan” means any employee related plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, profit sharing, thrift, savings, bonus, loans, change in control, severance, retention, termination or pension benefits, retirement or superannuation benefits, deferred compensation, performance awards, stock or stock related awards, fringe benefits, health, dental, vision, life, hospitalization, insurance, employment, disability, vacation, sabbatical, accidental death and dismemberment, workers’ compensation or supplemental unemployment benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, customer lists, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case of the Acquired Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Los Angeles, California are authorized or required by Law to close.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Closing Amount” means the Fixed Purchase Price (i) minus the Estimated Negative Net Asset Adjustment (if any) and (ii) minus any Indebtedness existing on the Closing Date and (iii) minus the Escrow Amount.

“Closing Date Net Asset Value” means total assets, excluding book cash (including investments, marketable securities and other cash type assets), minus total liabilities, excluding Indebtedness used to determine the Closing Amount as of the Closing Date, as such amounts are set forth on the Closing Date Balance Sheet (as prepared and determined in accordance with Section 2.4).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of April 18, 2003, between RSM EquiCo Capital Markets LLC and Buyer, as extended by that certain letter agreement dated July 5, 2006.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any agreement, contract, commitment, obligation, undertaking or arrangement, whether written or oral.

“Employee Supplemental Retention Plan” means that certain Employee Supplemental Retention Plan to be adopted by the Acquired Company in the form attached as Exhibit B hereto.

“Employee Supplemental Plan Tax Benefit Amount” means the net present value of the anticipated tax benefit to the Buyer in connection with its payment of the Employment Supplemental Retention Amount calculated in accordance with the methodology set forth in Schedule 7.2(b).

“Employment Agreements” means those certain Employment Agreements between Ralcorp Holdings, Inc. and each of the Key Employees, in the forms attached to Exhibit C hereto.

“Environmental Law” means any Law that relates to public health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, reduction, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, hazardous substances, hazardous wastes or pollutants, as such Laws are enacted and in effect on or prior to the Closing Date.

 “Equity Securities” means (a) shares of capital stock and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary of the Acquired Company or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Acquired Company or any of its Subsidiaries under Section 414 of the Code.

“Escrow Agent” means J.P. Morgan Trust Company, National Association, a national banking association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, among Sellers, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Estimated Negative Net Asset Value Adjustment” means the amount, if any, by which the Base Net Asset Value exceeds the Estimated Closing Date Net Asset Value.

“Fixed Purchase Price” means $170,840,000 (a) less the Employee Supplemental Retention Amount, (b) less the Management Supplemental Retention Amount and (c) plus the Employee Supplemental Plan Tax Benefit Amount.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” means any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, hazardous material or hazardous waste by any Law in effect on or prior to the Closing Date, including but not limited to petroleum and petroleum by-products, PCBs, and asbestos or asbestos containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” of the Acquired Company means: (a) debt of the Acquired Company, including interest and any prepayment penalties thereon, created, issued or incurred by the Acquired Company for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person); (b) obligations of the Acquired Company to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with the Acquired Company’s trade practices; (c) payment obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions; (d) capital lease obligations; (e) unfunded deferred compensation obligations; (f) indebtedness of others guaranteed by the Acquired Company; and (g) undisputed payables more than thirty (30) days past due.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Key Employee” means Terry Knutson, Jeff Ahlers, Jeff Babikian, Kevin Knutson, Lance Knutson, Kevin Haslebacher or Kevin O’Connell.

“Knowledge of the Acquired Company” or any similar phrase means all matters that are known to Terry Knutson, Jeff Ahlers, Adrienne Wang, Jeff Babikian, Lance Knutson, Kevin Knutson or Kevin Haslebacher, or with respect to those matters which such individual has functional responsibility, that would reasonably be expected to be known by such individual as of the date of this Agreement, after a reasonable investigation sufficient to express an informed view.

“Knowledge of the Buyer” or any similar phrase means all matters that are known to, or that would reasonably be expected to be known as of the date of this Agreement, after a reasonable investigation sufficient to express an informed view, by Kevin Hunt, Richard Scalise, Scott Monette or Matt Pudlowski.

“Knowledge of Rivergate” or any similar phrase means all matters that are known to, or that would reasonably be expected to be known as of the date of this Agreement, after a reasonable investigation sufficient to express an informed view, by Terry Knutson or Rose Knutson.

“Law” means any statute, principle of common law, ordinance, rule or regulation of any Governmental Entity.

“Lease Amendment” means that certain Lease Amendment, in the form attached as Exhibit E hereto.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever whether asserted or unasserted, known or unknown, absolute or contingent, direct or indirect, conditional, implied, derivative, joint, several, secondary, accrued or unaccrued, matured or unmatured or otherwise due or to become due, regardless of whether such obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such liability, obligation or commitment is immediately due and payable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, option, right of first refusal, restriction on use, voting, transfer or receipt of income or other similar restriction, security interest, hypothecation or any other encumbrance in respect of such property or asset.

“Management Supplemental Retention Plan” means that certain Management Supplemental Retention Plan to be adopted by the Acquired Company in the form attached as Exhibit F hereto.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction or by any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Permitted Liens” means (a) Liens for Taxes that are not yet delinquent or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’, warehousemen’s and mechanics’ or other like Liens incurred in the ordinary course of business, (c) Liens and encroachments, in the case of real property, which do not materially interfere with the present use of the properties they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement or any Ancillary Agreement and (f) Liens set forth on Schedule 1.1.

“Person” means an individual, a corporation (including any non-profit corporation), a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up through and including the Closing Date.

“Pro-Rata Portion” of each Seller is the percentage of shares of Purchased Securities held by each Seller as set forth in Section 3.2(a) of the Acquired Company Disclosure Schedule.

“Purchase Price” means the Fixed Purchase Price (a) plus the Management Incentive Plan Tax Benefit Amount, (b) plus the Ending Escrow Amount and (c) less the Negative Net Asset Adjustment (if any).

“Restricted Territory” means anywhere in the United States or Canada in which the Acquired Company conducts business as of the Closing Date.

“Seller Material Adverse Effect” means, with respect to a Seller, any material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the Ancillary Agreements, as applicable.

“Sellers’ Representative” means Terry Knutson, an individual, who shall serve as the representative of each of the Sellers in accordance with Section 2.5 of this Agreement.

“Straddle Period” means any taxable period beginning on or before the Closing Date which includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, capital gains, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, gift, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy, levy, assessment, tariff, duty and other taxes and any deficiency, fee and related charge or amount (including any fine, penalty, interest or other charge related thereto) imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to a tax sharing arrangement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including any Short-Year Returns.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Code.

“Trust” means an irrevocable trust established by the Buyer or Buyer’s Guarantor pursuant to a standard form of “rabbi trust” agreement with Trustee which is intended to be a grantor trust for federal tax purposes, and the principal and earnings of which (a) shall be used for the exclusive purpose of providing the benefits under the Management Supplemental Retention Plan and the Employee Supplemental Retention Plan or (b) in the event of an insolvency of Buyer or Buyer’s Guarantor or their Affiliates or other event that would cause the assets of the trust to be made available to the general creditors of Buyer or Buyer’s Guarantor or their Affiliates, shall be repaid to the Sellers and shall not be made available to any other creditors of Buyer or Buyer’s Guarantor or their Affiliates.

“Trustee” means Vanguard Fiduciary Trust Company or other bank or trust company serving as trustee of the Trust.

1.2  Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.14
Acquired Company	Preamble
Acquired Company Benefit Plan	3.15
Acquired Company Disclosure Schedule	Preamble to Article III
Acquired Company Disclosure Schedule Supplement	6.6(a)
Acquired Company Intellectual Property	3.9(d)
Acquired Company Licenses	3.9(d)
Acquired Company Owned Intellectual Property	3.9(b)
Acquisition	2.1
Affected Employee	7.2(a)
Agreement	Preamble
Applicable Survival Period	11.1(b)
Balance Sheet	3.4(a)
Buyer	Preamble
Buyer Disclosure Schedule	Preamble to Article V
Buyer Guaranty	14.3(a)
Buyer’s Guarantor	Preamble
Buyer Indemnitees	11.2(a)
Closing	2.2
Closing Date	2.2
Closing Date Balance Sheet	2.4(b)(i)
Common Stock	Recitals
Confidential Information	13.3
Deductible	11.2(d)
Dispute Notice	2.4(c)
Dispute Period	2.4(c)
Employee Supplemental Retention Amount	7.2(b)
Ending Escrow Amount	2.6(a)
Escrow Account	2.3(a)(ii)
Estimated Closing Date Net Asset Value	2.4(a)
Financial Statements	3.4(a)
GAAP	3.4(a)
Improvements	3.25
Indemnifiable Tax	12.7(a)
Indemnity Cap	11.2(d)
Independent Accountants	2.4(f)
Intellectual Property	3.9(a)
Interim Financial Statements	3.4(a)
Leases	3.8(b)
Losses	11.2(a)
Management Incentive Plan Tax Benefit Amount	12.9
Management Supplemental Retention Amount	7.2(c)
Material Contracts	3.13(c)
Material Customers	3.22
Negative Net Asset Adjustment	2.4(g)
Non-Compete Period	13.1

Non-Compete Sellers	13.1
Notice of Claim	11.4(a)
Policies	3.18
Position Statement	2.4(f)
Post-Closing Delivery	2.4(b)
Preliminary Title Report	8.4(b)
Purchased Securities	Recitals
Real Property	4.8
Resolution Period	2.4(e)
Rivergate	Preamble
Seller	Preamble
Seller Disclosure Schedule	Preamble to Article IV
Seller Disclosure Schedule Supplement	6.6(b)
Seller Indemnitees	11.3
Sellers’ Guarantor	Preamble
Sellers’ Guaranty	14.2(a)
Short Year Returns	12.3
Survey	8.4(c)
Tax Proceeding	12.7(a)
Third Party Claim	11.4(a)
Third Party Defense	11.4(b)
Third Party Licenses	3.9(d)
Transactional Reps	11.1(a)

1.3  Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified; and (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE

2.1  Purchase and Sale of the Purchased Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell and transfer to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest of the Sellers in all of the Equity Securities of the Acquired Company. The aggregate purchase price for all of the Purchased Securities is the Purchase Price, subject to adjustment as provided in Section 2.4 of this Agreement. The Purchase Price shall be paid as provided in Section 2.3. The purchase and sale of the Purchased Securities is referred to in this Agreement as the “Acquisition.”

2.2  Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 725 South Figueroa Street, 28th Floor, Los Angeles, California 90017 at 10:00 a.m. Los Angeles time on the later of (i) October 31, 2006 or (ii) the date that is two business days following the termination of the applicable waiting period under the HSR Act, or (iii) at such other time and place as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing shall be effective as of 11:59 p.m. on the Closing Date.

2.3  Transactions to be Effected at the Closing.

(a)  At the Closing, the Buyer shall:

(i)  pay to each of the Sellers its Pro-Rata Portion of the Closing Amount by wire transfer of immediately available funds to the account or accounts designated in writing to the Buyer by Sellers’ Representative no later than three (3) Business Days prior to the Closing Date;

(ii)  deposit $17,500,000 (the “Escrow Amount”) with the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent in the Escrow Agreement (the “Escrow Account”); and

(iii)  deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b)  At the Closing, each of the Sellers shall:

(i)  deliver to the Buyer a certificate or certificates representing the Purchased Securities being sold by them hereunder duly endorsed or accompanied by stock powers duly endorsed in blank, and

(ii)  deliver, or cause to be delivered, all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

2.4  Calculation and Payment of the Net Asset Value Adjustment.

(a)  The parties agree that in lieu of the Sellers’ Representative delivering to the Buyer a statement setting forth the Sellers’ good faith estimate and calculation of the Closing Date Net Asset Value (the “Estimated Closing Date Net Asset Value”), the parties agree that the Estimated Closing Date Net Asset Value shall equal the Base Net Asset Value.

(b)  As promptly as reasonably practicable after the Closing Date, and in any event not later than sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative (such delivery, the “Post-Closing Delivery”):

(i)  a balance sheet (the “Closing Date Balance Sheet”) of the Acquired Company (without giving effect to the consummation of the Acquisition) prepared as of the close of business on the Closing Date in accordance with Schedule 2.4 and with GAAP and consistently with the preparation of the Balance Sheet; provided, however, that if GAAP permits different treatments of any item, the historical treatment used by the Acquired Company (provided it is one of the GAAP treatments) shall be utilized but in all cases the accounting procedures in Schedule 2.4 shall govern; and

(ii)  a calculation of the Acquired Company’s Closing Date Net Asset Value.

(c)  The Sellers’ Representative shall have thirty (30) days from the date the Buyer makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify the Buyer, in writing (such notice, the “Dispute Notice”), as to whether the Sellers’ Representative agrees or disagrees with the Buyer’s preparation of the Closing Date Balance Sheet and its calculation of the Acquired Company’s Closing Date Net Asset Value. The Dispute Notice shall set forth in reasonable detail the reasons why the Sellers’ Representative believes the Buyer’s preparation of the Closing Date Balance Sheet or calculation of Closing Date Net Asset Value is incorrect. During the Dispute Period, the Sellers’ Representative and its representatives shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Buyer and (where applicable) the Buyer’s accountants relating to the matters set forth in the Post-Closing Delivery.

(d)  If the Sellers’ Representative fails to deliver a Dispute Notice to the Buyer during the Dispute Period, the Closing Date Balance Sheet and the Buyer’s calculation of Closing Date Net Asset Value shall be deemed to be correct and complete and final and shall be binding upon the Buyer and the Sellers.

(e)  If the Sellers’ Representative delivers a Dispute Notice to the Buyer during the Dispute Period, the Buyer and the Sellers’ Representative shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to the Buyer (such period, the “Resolution Period”), use their respective good faith efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the Buyer and the Sellers.

(f)  If the Buyer and the Sellers’ Representative are unable to resolve all of the items in dispute during the Resolution Period, then either the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may refer the items remaining in dispute to the Los Angeles office of Deloitte & Touche LLP (the “Independent Accountants”). Such referral shall be made in writing to the Independent Accountants, a copy of which shall concurrently be delivered to the non-referring party. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Closing Date Balance Sheet, the Buyer’s calculation of Closing Date Net Asset Value and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. The Buyer and the Sellers’ Representative shall each also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (a copy of which will concurrently be delivered to the other party). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to the Buyer and the Sellers’ Representative within thirty (30) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the Buyer and the Sellers and shall not be subject to judicial review. The fees and expenses of the Independent Accountants shall be borne by the Sellers’ Representative and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accountants, which proportionate allocations shall also be determined by the Independent Accountants.

(g)  Within ten (10) days after the final determination of Closing Date Net Asset Value (whether through failure of the Sellers’ Representative to timely deliver a Dispute Notice, agreement of the parties, or determination of the Independent Accountants), if the Closing Date Net Asset Value (as so finally determined) is less than the Estimated Closing Date Net Asset Value (the amount of such difference, the “Negative Net Asset Adjustment”) and if the Negative Net Asset Adjustment is at least $100,000, the Sellers’ Representative (for and on behalf of each Seller, but without any personal liability whatsoever) shall pay the Buyer an amount equal to the combined Pro-Rata Portion of the Negative Net Asset Adjustment plus interest thereon accruing at a rate of 5.25% per annum, calculated on the basis of a 365-day year for the actual number of days that such amount or any part thereof remains unpaid from the Closing Date, and each Seller shall reimburse the Sellers’ Representative for his, her or its Pro-Rata Portion of the Negative Net Asset Adjustment or the Sellers’ Representative may pay such amount out of the account he establishes pursuant to Section 2.5(a).

2.5  Sellers’ Representative.

(a)  Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative to act as its exclusive agent and attorney-in-fact to give and receive notices on behalf of the Sellers (including, without limitation, Dispute Notices) and in general to do all things and to perform all acts on each Seller’s behalf as may be contemplated by this Agreement and the Escrow Agreement (including, without limitation, the resolution of net asset value adjustment and indemnity claim disputes). The Sellers shall be bound by all acts of the Sellers’ Representative taken in connection and conformity with this Agreement and the Escrow Agreement. The Sellers’ Representative also shall be entitled to establish one or more cash reserve trust accounts (to be held for the benefit of the Sellers) to reserve for potential indemnity claims, any potential Negative Asset Value Adjustment, or any expenses, costs or other amounts (including, without limitation, attorneys’, accountants’ and other professional fees and costs) as the Sellers’ Representative deems reasonably appropriate or necessary.

(b)  This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Seller or by operation of Law, whether by the death or incapacity of any Seller or by the occurrence of any other event. The Sellers’ Representative is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Sellers’ Representative in accordance with the terms of this Agreement, including, without limitation, the compromise, settlement, payment or defense of any claim (including, without limitation, expenses and costs associated therewith) under this Agreement regardless of whether any Seller is the claimant or the party against whom a claim is being made, other than relating to the gross negligence or willful misconduct of the Sellers’ Representative.

(c)  In connection with the exercise of his duties, the Sellers’ Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof (and all other out-of-pocket costs reasonably incurred by the Sellers’ Representative incident to discharging his duties under this Agreement and the Escrow Agreement) to be allocated among the Sellers in accordance with their Pro-Rata Portion (the amount of which may be withheld from any payment due to any Seller hereunder) and will have no personal liability of any type hereunder for any actions of any type taken in good faith reliance upon the advice of such advisors.

(d)  Any payment received by the Sellers’ Representative on behalf of a Seller in respect of his, her or its Purchased Securities, as the case may be, pursuant to this Agreement and the Escrow Agreement shall be distributed to such Seller, as the case may be, within ten (10) Business Days after receipt thereof by the Sellers’ Representative, but in all cases subject to any reasonable reserves as contemplated in Section 2.5(a).

(e)  Each Seller agrees jointly and severally, to indemnify, defend and hold the Sellers’ Representative harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and costs) which he may suffer or sustain as a result of any action taken in good faith hereunder or under the Escrow Agreement.

2.6  Escrow Account. Subject to the terms and conditions of the Escrow Agreement, on the date fifteen (15) months after the Closing Date, the Escrow Agent shall pay 90% of the remaining Escrow Amount net of any Losses set forth in any unresolved Notice of Claim(s) held in the Escrow Account on such date to the Sellers’ Representative (for and on behalf of each of the Sellers), in immediately available funds. Subject to the terms and conditions of the Escrow Agreement, on the date eighteen (18) months after the Closing Date, the Escrow Agent shall pay the remaining Escrow Amount net of any Losses set forth in any unresolved Notice of Claim(s) held in the Escrow Account on such date, to the Sellers’ Representative (for and on behalf of each of the Sellers), in immediately available funds. Thereafter, amounts subject to any unresolved Notice of Claim(s) shall be distributed to the party entitled thereto promptly upon the final resolution of such Notice of Claim in accordance with the Escrow Agreement. The aggregate amount of funds released to the Sellers’ Representative out of the Escrow Account are referred to herein as the “Ending Escrow Amount,” and the Sellers’ Representative shall distribute all such funds to the Sellers in accordance with Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY

The Acquired Company represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof and the same shall be true on the Closing Date (subject to any Acquired Company Disclosure Schedule Supplement or other notice provided in accordance with Section 6.6), except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “Acquired Company Disclosure Schedule” (the “Acquired Company Disclosure Schedule”). The Acquired Company Disclosure Schedule has been arranged in sections corresponding to the Sections of this Article III. Each section of the Acquired Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Acquired Company Disclosure Schedule to the extent that the information disclosed is in sufficient detail so that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section.

3.1  Organization, Good Standing, Authority and Enforceability.

(a)  The Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have an Acquired Company Material Adverse Effect or would not result in the imposition of a material fine, penalty or expense.

(b)  Sellers have delivered to Buyer’s Guarantor complete and correct Organizational Documents of the Acquired Company, as currently in effect and complete and correct copies of the Acquired Company’s minutes of its meetings of its board of directors and shareholders since its inception. The Acquired Company is not in default of or in violation of any provisions of its Organizational Documents.

(c)  Section 3.1(c) of the Acquired Company Disclosure Schedule sets forth a complete and accurate list of the Acquired Company’s directors and officers.

(d)  Except as set forth on Section 3.1(d) of the Acquired Company Disclosure Schedules, the Acquired Company has not conducted business under any other name other than Cottage Bakery, Inc.

3.2  Capitalization.

(a)  The authorized capital stock of the Acquired Company consists of 5,000 shares of Common Stock par value $10.00 per share, of which 4,000 shares of Common Stock are issued and outstanding and held of record by the Sellers as set forth in Section 3.2(a) of the Acquired Company Disclosure Schedule. All of the outstanding shares of Common Stock have been duly authorized, validly issued and fully paid, and are nonassessable.

(b)  Other than the Purchased Securities, the Acquired Company does not have, and on the Closing Date will not have, outstanding any shares of Common Stock or any other Equity Securities.

(c)  (i) There are no existing rights, calls, or commitments of any character relating to the Purchased Securities or other Equity Securities of the Acquired Company, and (ii) except as set forth in the Organizational Documents of the Acquired Company, no Person has any right of first refusal, pre-emptive right, subscription right or similar right with respect to any shares of Common Stock or other Equity Securities of the Acquired Company.

(d)  Other than Cottage Bakery Retail, Inc., a California corporation, and The Elizabeth, Inc., a California corporation, the Acquired Company has never had any Subsidiaries. Cottage Bakery Retail, Inc. ceased business operations in July 2004. The Elizabeth, Inc. was spun-off by the Acquired Company on November 30, 2001. Other than the Sellers, the Sellers’ Guarantors or the aforementioned Subsidiaries, the Acquired Company has never had any Affiliates.

(e)  Sellers are, and on the Closing Date will be, the record owners and holders of the Equity Securities, free and clear of all Liens.

(f)  The Acquired Company does not own or have any Contract to acquire, any Equity Securities or other securities of any Person or any direct or indirect equity ownership in any trust in any other business, other than ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation.

3.3  No Conflicts; Consents.

(a)  Except as set forth on Section 3.3(a) of the Acquired Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Sellers do not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the Organizational Documents or any resolution adopted by the board of directors or the shareholders of the Acquired Company, (ii) assuming compliance by the Acquired Company with the matters referred to in Section 3.3(b), violate or conflict with or result in a material violation of any Law, Authorization or Order applicable to the Acquired Company on the date hereof, (iii) give any Governmental Entity or give any other Person the right to terminate the Contemplated Transactions or to exercise any remedy or relief under any Law, Authorization or Order to which the Acquired Company or any of the assets are subject, (iv) result in the creation of any Liens (other than any Permitted Lien) upon any of the assets owned or used by the Acquired Company, (v) contravene or conflict with in any material respect, or would not result in a material violation or breach of any provision of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, or (vi) give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorizations that are held by the Acquired Company and that are related to the business of or any assets owned or used by the Acquired Company or necessary to conduct the Acquired Company’s business in substantially the same manner as previously conducted, except where such action by a Governmental Entity would not result in the imposition of a material fine, penalty or expense.

(b)  Except as set forth in Section 3.3(b) of the Acquired Company Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Acquired Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, declarations, filings and notices the failure to obtain which would not reasonably be expected to have an Acquired Company Material Adverse Effect or would not result in the imposition of a material fine, penalty or expense.

3.4  Financial Statements; Acquired Company Debt.

(a)  True and complete copies of (i) the audited balance sheet of the Acquired Company as of June 30, 2003, 2004 and 2005, together with statements of income, changes in shareholder equity and cash flows for the fiscal year then ended and (ii) the audited balance sheet of the Acquired Company as of June 30, 2006 (the “Balance Sheet”), together with statements of income, changes in shareholder equity and cash flows for the fiscal year ended June 30, 2006, are included in Section 3.4(a) of the Acquired Company Disclosure Schedule (the “Financial Statements”). Together the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and on such basis fairly present in all material respects the financial condition, cash flows, changes in Equity Securities and results of operations of the Acquired Company as of the respective dates thereof and for the respective periods indicated. True and complete copies of unaudited balance sheets of the Acquired Company as of August 31, 2006, together with statements of income for the fiscal period then ended are included in Section 3.4(a) of the Acquired Company Disclosure Schedule (the “Interim Financial Statements”). The Interim Financial Statements have been prepared in accordance with the Acquired Company’s accounting principles applied on a consistent basis through the period involved and present in all material respects the financial condition and results of operations of the Acquired Company as of the respective date for the period involved.

(b)  Except as set forth on Section 3.4(b) of the Acquired Company Disclosure Schedule, the Acquired Company does not have any Indebtedness as of the date hereof. At the Closing Date, the Acquired Company will not have any Indebtedness.

3.5  Taxes.

(a)  All material Tax Returns required to have been filed through and including the date hereof by the Acquired Company have been filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes shown on such Tax Returns as due have been paid by or on behalf of the filing entity or entities.

(b)  Except as set forth on Section 3.5(b) of the Acquired Company Disclosure Schedule, there is no audit currently pending against the Acquired Company in respect of any Taxes. There are no material Liens on any of the assets of the Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)  The Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d)  The Acquired Company has not waived any statute of limitations in respect of any taxable year or other period relating to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  The Acquired Company is not a party to any Tax allocation or sharing agreement.

3.6  Compliance with Law; Authorizations.

(a)  The Acquired Company is, and at all times has been, in compliance in all material respects with all Laws to which it is or was subject, except for any noncompliance as would not, individually or in the aggregate, (i) prohibit or materially impair the ability of the Acquired Company to consummate the Contemplated Transactions hereunder or (ii) result in a material fine or penalty or (iii) require by Law compliance activity at material expense to the Acquired Company.

(b)  The Acquired Company owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for the conduct of such business as currently conducted or for the ownership and use of the assets owned, used or held for use by the Acquired Company except for the absence of which would not be expected to result in any material fine, penalty or expense. Such Authorizations are final, valid, in full force and effect and, to the Knowledge of the Acquired Company, are not subject to review or appeal or subject to any pending or threatened legal proceeding.

(c)  The Acquired Company has not and its Affiliates on behalf of the Company have not, directly or indirectly made, authorized or received any payment contribution or gift of money, property or services in violation of applicable Law (i) as a kickback or bribe to any Person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Entity.

3.7  Title to Personal Property.

(a)  The Acquired Company has good title to, or a valid interest in, all tangible personal property used in the conduct of the business of the Acquired Company, free and clear of all Liens (other than Permitted Liens), except for any such property disposed of since the date hereof in the ordinary course of business consistent with past practice. To the Knowledge of the Acquired Company, all such tangible personal property currently in use by the Acquired Company, considering their age and years of service, is structurally sound; in good operating condition and repair, ordinary wear and tear excepted; and maintained in all material respects in accordance with normal industry practice. The personal property owned, used or held for use by Acquired Company is sufficient for the continued conduct of the Acquired Company’s business after Closing in substantially the same manner as conducted prior to Closing. After the Closing, as a result of the Contemplated Transactions, the Buyer will own or will have a valid right to use (through its ownership of the Acquired Company and the Real Property) all of the personal property and assets necessary to operate the Acquired Company and its business in substantially the same manner as currently conducted.

(b)  This Section 3.7 does not relate to (i) real property or any interest therein, such items being the subject of Section 3.8, or (ii) to Intellectual Property, such items being the subject of Section 3.9.

3.8  Real Property.

(a)   Section 3.8(a) of the Acquired Company Disclosure Schedules contains a complete and accurate list of all real property used or held for use by the Acquired Company. To the Knowledge of the Acquired Company, on or prior to the date hereof, all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the present operation of the business of the Acquired Company on the Real Property have been lawfully issued to Rivergate and/or the Acquired Company and are, as of the date hereof, in full force and effect, and to the Knowledge of the Acquired Company, Rivergate and the Acquired Company are in material compliance with all applicable zoning ordinances, regulations and permits and all of the Real Property has adequate access to public roads and utilities.

(b)  Section 3.8(b) of the Acquired Company Disclosure Schedules contains a complete and accurate list of all leases and subleases of the real property under which the Acquired Company is either lessor or lessee (collectively, the “Leases”). The Seller has delivered or made available to Buyer’s Guarantor or its counsel a true and complete copy of every Lease. To the Knowledge of the Acquired Company, the Acquired Company is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Lease (with or without the giving of notice or lapse of time, or both). The Leases are valid and binding agreements which are enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. No event has occurred or circumstances exist (to the Knowledge of the Acquired Company with respect to actions of the other party) that (with or without the giving of notice or lapse of time, or both) will contravene, conflict with or result in a material violation or breach or give the other party the right to declare default in the performance, observance or fulfillment of any obligations, exercises or conditions contained in any Lease.

(c)  The Real Property is in suitable condition for the conduct of the business of the Acquired Company as currently conducted. Upon consummation of the transactions contemplated by the Agreement of Purchase and Sale and Joint Escrow Instructions, the Buyer will have a valid right to use all of the Real Property necessary to operate the Acquired Company and its business in substantially the same manner as presently conducted.

(d)  The Acquired Company does not own any real property and has not owned, leased or used any real property other than as set forth on Section 3.8(d) the Acquired Company Disclosure Schedules.

(e)  Neither the Acquired Company nor any of the Sellers have received any written notice of any condemnation or eminent domain proceedings, lawsuits or administrative actions related to the Real Property that could reasonably be expected to materially, adversely affect the current use, occupancy, transferability or value of the Real Property.

(f)  Except for the Acquired Company, there are no adverse parties in possession of the Real Property or of any part thereof.

(g)  To the Knowledge of the Acquired Company, all utilities necessary to service the Real Property and to conduct the business of the Acquired Company as now conducted at the Real Property, are connected to the Real Property and available to Rivergate.

(h)  The Acquired Company has not received written notice (i) of any public plans or proposals for changes in zoning, road grade, access or other municipal improvements which would materially adversely affect the Real Property and (ii) that any ordinance authorizing improvements, the costs of which might be assessed against the Buyer or the Real Property, is pending.

(i)  The representations and warranties contained in Sections 3.6(a) and (b), 3.8, 3.14 and 3.17 are the Acquired Company’s sole representations and warranties with respect to Real Property and interests therein.

3.9  Intellectual Property.

(a)  “Intellectual Property” means trade secrets, inventions, know-how, formulae and processes, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, tradedress rights, service marks, service mark registrations, service mark applications, copyrights, copyright registrations, copyright applications, domain names, fictitious business names and trade names, customer lists, software, data processing technology, manufacturing processes and product formulations and recipes.

(b)  Section 3.9(b) of the Acquired Company Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Acquired Company (the “Acquired Company Owned Intellectual Property”) that is registered or the subject of an application for registration.

(c)  The “Material Intellectual Property” is the Intellectual Property that is necessary for the operation of the Acquired Company’s business in substantially the same manner as presently conducted. The Acquired Company (i) is the owner of all right, title, and interest or (ii) has a valid right to use, each of the Material Intellectual Property.

(d)  Section 3.9(d) of the Acquired Company Disclosure Schedules sets forth a list of any Contract (i) pursuant to which any third party is authorized to use any Acquired Company Owned Intellectual Property (the “Acquired Company Licenses”) and/or (ii) pursuant to which the Acquired Company is licensed to use Intellectual Property owned by a third party and which is material to the business of the Acquired Company (the “Third Party Licenses,” and together with the Acquired Company Owned Intellectual Property, the “Acquired Company Intellectual Property”). The Acquired Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Acquired Company License or Third Party License, except where such default would not reasonably be expected to have an Acquired Company Material Adverse Effect or would not result in the imposition of a material fine, penalty or expense.

(e)  As of the date hereof: (i) there are no claims pending or threatened in writing against the Acquired Company alleging that its business as now conducted infringes or otherwise violates the Intellectual Property rights of any Person; and (ii) to the Knowledge of the Acquired Company, no other Person is infringing or otherwise violating any Acquired Company Owned Intellectual Property.

(f)  The Acquired Company has taken reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Acquired Company Intellectual Property, and to maintain the secrecy of the trade secrets that the Acquired Company or any of its Subsidiaries uses.

(g)  The representations and warranties contained in this Section 3.9 are the Acquired Company’s sole representations and warranties with respect to intellectual property matters.

3.10  Absence of Certain Changes or Events

. Since the Balance Sheet Date to the date of this Agreement, no event has occurred that has had an Acquired Company Material Adverse Effect and the Acquired Company has not taken any of the actions specified in Section 6.2.

3.11  Inventory and Accounts Receivable.

(a)  To the Knowledge of the Acquired Company, the Acquired Company is not expected to experience, in the foreseeable future, any material difficulty in obtaining, in the desired quantity and quality, the raw materials, supplies or component products required for the production or sale of its products.

(b)  The inventory of the Acquired Company reflected in the Balance Sheet and/or the Closing Date Balance Sheet, consists (or will consist as the case may be) of a quantity and quality useable and saleable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date, as the case may be. The quantities of each item of inventory are not excessive, but are reasonable in the ordinary course of business.

(c)  All accounts receivable of the Acquired Company reflected in the Balance Sheet and all accounts receivable of the Acquired Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were actually sold and delivered by the Acquired Company in the ordinary course of business. Section 3.11 of the Acquired Company Disclosure Schedule contains a true and complete aging of each of the accounts receivable of the Acquired Company as of the Balance Sheet Date, which is true and correct in all respects.

3.12  No Undisclosed Liabilities. The Acquired Company does not have any Liabilities except (i) to the extent set forth or provided for in the Financial Statements or the notes thereto, (ii) as set forth on the Acquired Company Disclosure Schedule, (iii) for non-material Liabilities incurred in the ordinary course of business since the Balance Sheet Date, or (iv) for Liabilities under Contracts that do not arise out of or result from a breach by the Acquired Company, except for such Liabilities that would not individually or in the aggregate reasonably be expected to have an Acquired Company Material Adverse Effect.

3.13  Contracts.

(a)  Section 3.13(a) of the Acquired Company Disclosure Schedule contains a complete and accurate list, and Sellers have delivered or made available to Buyer’s Guarantor true and complete copies (with the exception of certain exhibits or schedules thereto), or written descriptions if not in writing, of the following Contracts to which the Acquired Company is a party and that are currently in effect:

(i)  each Contract that involves performance of services, or delivery of goods or materials by the Acquired Company of an amount or value in excess of $50,000;

(ii)  each Contract that involves the performance of services or delivery of goods or materials to the Acquired Company of an amount in excess of $50,000;

(iii)  each Contract that is presently expected to result in a loss upon completion or performance thereof in an amount in excess of $50,000;

(iv)  each licensing Contract with respect to Intellectual Property assets that are material to the business of the Acquired Company, including agreements with current or former employees or consultants or Contracts regarding the appropriation or the nondisclosure of the Intellectual Property Assets;

(v)  each collective bargaining agreement to or with any labor union or other employee representative of a group of employees and any Contract with any employee, officer or director of the Acquired Company in the nature of a compensation or employment arrangement;

(vi)  each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

(vii)  each Contract containing covenants that restrict the business activity of the Acquired Company or limit the freedom of the Acquired Company to compete with any Person;

(viii)  each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)  each Contract for capital expenditures with a remaining balance to be paid in excess of $50,000;

(x)  all documents creating any existing Indebtedness of the Acquired Company;

(xi)  any Contract (or group of related Contracts with the same party) that includes provisions regarding minimum volumes or volume discounts having a value in excess of $50,000 per year;

(xii)  any Contract pursuant to which a rebate, discount, bonus, commission (including but not limited to broker or distributor Contracts) or other payment with respect to the sale of any product of the Acquired Company that cannot be terminated by the Acquired Company without penalty upon thirty (30) days notice;

(xiii)  any Contract involving any Seller and the Acquired Company or relating to any Seller and any Equity Securities;

(xiv)  each power of attorney on behalf of the Acquired Company;

(xv)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing; and

(xvi)  each written warranty, guaranty, and or other similar undertaking with respect to Contractual performance extended by the Acquired Company other than in the ordinary course of business (such as continuing guarantees customarily provided to the Acquired Company’s customers in connection with the sale of food products).

(b)  Section 3.13(b) of the Acquired Company Disclosure Schedule contains a true and complete list of all material Contracts binding on the Acquired Company, with any officer, director or Affiliate of the Acquired Company; in each case a true and complete copy of such written Contract or a true and complete summary of such oral Contract has been delivered or made available to Buyer’s Guarantor heretofore.

(c)  Each Contract required to be listed in Section 3.13(a) of the Acquired Company Disclosure Schedule (collectively, the “Material Contracts”) is a valid and binding agreement and enforceable against the Acquired Company, and to the Knowledge of the Acquired Company, enforceable against the other party thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. No event has occurred or circumstances exist (to the Knowledge of the Acquired Company with respect to actions of the other party) that (with or without the giving of notice or lapse of time, or both) will result in a violation or breach of or give the other party the right to declare default in the material performance, observance or fulfillment of any obligation, covenant or condition contained in any Material Contract.

(d)  This Section 3.13 does not relate to Leases, such items being the subject of Section 3.8, or to Acquired Company Licenses or Third Party Licenses, such items being the subject of Section 3.9.

3.14  Litigation.

(a)  Except as set forth on Section 3.14(a) of the Acquired Company Disclosure Schedule, as of the date hereof, there is no action, suit or proceeding, claim, arbitration, litigation or formal investigation by any Governmental Entity (each, an “Action”) pending or threatened in writing. To the Knowledge of the Acquired Company, no event has occurred or circumstances exist that would likely give rise to or serve as a basis for the commencement of any Action against the Acquired Company or any of the properties, assets or business of the Acquired Company.

(b)  There are no Actions pending or threatened in writing that may challenge or have the effect of delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

3.15  Employee Benefits.

(a)  Section 3.15(a)(i) of the Acquired Company Disclosure Schedule sets forth a list of each material Acquired Company Benefit Plan. For purposes of this Agreement, an “Acquired Company Benefit Plan” means any Benefit Plan that is maintained or contributed to by the Acquired Company for the benefit of the Affected Employees. Except as set forth in Section 3.15(a)(ii) of the Acquired Company Disclosure Schedule, each Acquired Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and each Acquired Company Benefit Plan intended to qualify under section 401(a) of the Code is the subject of a favorable determination or opinion letter from the U.S. Internal Revenue Service as to its qualified status and no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination or opinion.

(b)  With respect to each Acquired Company Benefit Plan, the Acquired Company has made available to the Buyer copies of (i) the most recent annual report on Form 5500 required to have been filed for each Acquired Company Benefit Plan, including all schedules thereto; (ii) the most recent determination or opinion letter, if any, from the IRS for any Acquired Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code; (iii) the plan documents and summary plan descriptions; and (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements.

(c)  Neither the Acquired Company, any of the Acquired Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Acquired Company Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (iii) a “multiple employer plan” as defined in ERISA or the Code. No Acquired Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d)  There are no legal proceedings pending or threatened in writing on behalf of or against any Acquired Company Benefit Plan, the assets of any trust under any Acquired Company Benefit Plan, or the plan sponsor, plan administrator or, any fiduciary of any Acquired Company Benefit Plan (in the fiduciary’s capacity as such), other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)  No Acquired Company Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Acquired Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar legal requirements.

(f)  All contributions, premiums and other payments required to have been made with respect to any Acquired Company Benefit Plan have been timely made, accrued or reserved for in all material respects.

(g)  Except as set forth in Section 3.15(g) of the Acquired Company Disclosure Schedule or as contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Acquired Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(h)  There has been no “Prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4957 of the Code with respect to any Acquired Company Benefit Plan, which would result in Liability for the Acquired Company.

3.16  Labor and Employment Matters.

(a)  Section 3.16(a) of the Acquired Company Disclosure Schedule sets forth a list of (i) each full, part time and hourly employees of the Acquired Company as of the date of this Agreement, which delineates each such employee’s (A) date of hire, (B) title or job description, (C) the base salary, bonus and commission opportunity in effect for the current fiscal year, (D) accrued and unused vacation, sick and other paid time off and (E) current leave status (if applicable) and (ii) each consultant or other independent contractor to the Acquired Company who currently renders services to the Acquired Company (other than Persons who are retained through temporary agencies for periods of less than ninety (90) days).

(b)  The Acquired Company is not a party to any written employment agreement. The Acquired Company is not a party or subject to any labor union or collective bargaining Contract. There are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Acquired Company.

(c)  To the Knowledge of the Acquired Company, no officer, employee or director of the Acquired Company is a party, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, between such officer, employee or director and any other person, including any Seller or the Acquired Company that in any way adversely affects: (i) the performance of his duties as an officer, employee or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business.

3.17  Environmental. Except as set forth on Section 3.17 of the Acquired Company Disclosure Schedule:

(a)  No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on, under or into the air at any Real Property currently owned or leased by the Acquired Company or is presently located on or under any Real Property (or any property adjoining or adjacent to any Real Property) in violation of any Law, (ii) is presently maintained, used, generated, or permitted to remain in place by the Acquired Company in violation of any Law or (iii) is required by any Governmental Entity pursuant to any Law to be removed, treated or remediated by the Acquired Company, given the nature of its present condition, location, material or maintenance, except in the case of clauses (i) - (iii) as would not result in the imposition of a material fine, penalty or expense.

(b)  No written notice, citation, summons, directive or order has been received by the Acquired Company and no penalty has been assessed (which have not been paid or satisfied) and the Acquired Company has not received any written notice of any pending or threatened investigation or review by any Governmental Entity, with respect to (i) any alleged material violation by the Acquired Company of any Law or (ii) any alleged material failure by the Acquired Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Acquired Company of any Hazardous Material.

(c)  The Acquired Company has not received any written request for information, notice of claim, demand or notification that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

(d)  No written notice has been received by the Acquired Company with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Acquired Company or any of its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA or CERCLIS.

(e)  Section 3.17(e) of the Acquired Company Disclosure Schedule lists all environmental reports, studies, evaluations, analyses and similar documents, prepared within the five (5) year period prior to the date hereof, commissioned by or for the Acquired Company or Rivergate, or in the possession of the Acquired Company or Rivergate and related primarily to compliance with Environmental Laws or the presence of or release of any Hazardous Materials on the Real Property used by the Acquired Company and the Acquired Company has provided or made available to Buyer’s Guarantor copies of the same.

(f)  The Acquired Company is, and at all times has been, in compliance in all material respects with all Environmental Laws to which it is or was subject, except for any noncompliance as would not, individually or in the aggregate, (i) prohibit or materially impair the ability of the Acquired Company to consummate the Contemplated Transactions hereunder or (ii) result in a material fine or penalty or (iii) require by Law compliance activity at material expense to the Acquired Company.

3.18  Insurance.

(a)  Section 3.18 of the Acquired Company Disclosure Schedule sets forth a list of each material insurance policy (including all endorsements, amendments and modifications thereto) maintained by the Acquired Company which covers the Acquired Company or the Real Property or the business, property or assets or any director, officer or employee of the Acquired Company (the “Policies”). Such Policies are in full force and effect in all material respects and the Acquired Company is not in default with respect to its obligations under any such Policy in such a manner that would negatively impact the ability of the Acquired Company to seek recovery under any such policy.

(b)  Acquired Company has delivered or made available to Buyer’s Guarantor:

(i)  true and complete copies of all policies of insurance (including all endorsements, amendments and modifications thereto) to which the Acquired Company is a party and under which the Acquired Company, or any director of the Acquired Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

(ii)  all obligations of the Acquired Company to third parties with respect to insurance and have identified the policy under which such coverage is provided; and

(iii)  any arrangements or Contract for the transfer or sharing of any risk by the Acquired Company other than a policy of insurance.

(c)  All insurance maintained by the Acquired Company during the five most recent fiscal years of the Acquired Company provides a guaranteed coverage on an occurrence basis.

(d)  With respect to all insurance policies maintained by the Acquired Company as of the date hereof, the Acquired Company has paid all premiums due, and has otherwise performed all of their material respective obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof. All of the Acquired Company’s current insurance policies shall remain in full force and effect after consummation of the Contemplated Transactions. No such insurance policy provides for retro-premium adjustments. The Acquired Company has not made any materially false statements in or omitted any material facts from applications for such insurance.

(e)  With respect to insurance policies maintained by the Acquired Company as of the date hereof, the Sellers have not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of a policy is not willing or able to perform its obligations there under.

(f)  The Acquired Company has given notice to the insurer of all claims or occurrences that may be insured under the policies of insurance maintained by the Acquired Company as of the date hereof.

3.19  Affiliated Transactions.

(a)  Except as set forth in Section 3.19 of the Acquired Company Disclosure Schedule, none of the Sellers nor any Affiliate of any Seller nor any officer, director, stockholder or Key Employee of the Acquired Company or any of its Affiliates has in the past five years, directly or indirectly, held (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Acquired Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Acquired Company any goods or services or (ii) a beneficial interest in any Contract to which the Acquired Company is a party or by which the Acquired Company or any of its assets are bound or affected.

(b)  No Seller, nor any director, officer, nor employee of the Acquired Company has outstanding any loan or other payment obligation of any kind owed to the Acquired Company of an amount in excess of $10,000, all of which amounts will be repaid on or prior to the Closing. The Acquired Company has no outstanding loan or other payment obligation of any kind (other than ordinary wages, salary and benefit obligations or except as otherwise provided pursuant to the Contemplated Transaction) to any Seller, director, officer or employee of the Acquired Company of an amount in excess of $10,000, all of which amounts will be repaid on or prior to the Closing.

3.20  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any of the Acquired Company or Sellers that will give rise to any payment obligation or other Liability on the part of Buyer or its Affiliates (including the Acquired Company after Closing).

3.21  Books and Records.  The Organizational Documents of the Acquired Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Acquired Company contain accurate and complete records of all meetings held of, and material corporate action taken by, the stockholders and the board of directors, and no meeting of any such stockholders or board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company.

3.22  Customers.  Section 3.22 of the Acquired Company Disclosure Schedule sets forth a list the Acquired Company’s ten (10) largest customers based on gross sales for the fiscal twelve months ended June 30, 2006 (“Material Customers”). Except as set forth in Section 3.22 of the Acquired Company Disclosure Schedule, to the Knowledge of the Acquired Company (a) no Material Customer has terminated, expects to terminate or is actively considering termination of its current business with the Acquired Company and (b) no Material Customer is currently undertaking a category review of the types of food products the Acquired Company produces or has proposed that the Acquired Company take a reduction in the price of goods sold to such Material Customer, except in the case of clause (a) or (b) where such event is caused by (i) general political, economic, financial, capital market or industry wide conditions, (ii) a prospective change arising out of any adopted legislation, or other enactment by any Governmental Entity (in the case of (i) and (ii) not having a unique or disproportionate effect on the Acquired Company), (iii) the public announcement of this Agreement or the consummation of the Contemplated Transactions contemplated by this Agreement, or (iv) the Buyer or any of its Affiliates. To the Knowledge of the Acquired Company, no Material Customer could be reasonably expected to terminate or materially reduce its current business with the Acquired Company by reason of the Contemplated Transactions other than by the Buyer’s or its Affiliates’ involvement therein.

3.23  FDA Compliance. Except as set forth in Section 3.23 of the Acquired Company Disclosure Schedules:

(a)  The Acquired Company is not in receipt of notice of, whether written or oral, nor is it subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products made, developed, under development, stored, sold by or to, or used by the Acquired Company ("Products"), by the United States Food and Drug Administration ("FDA") or any other federal, state, local or foreign authority having or asserting responsibility for the regulation of food products; and

(b)  To the Knowledge of the Acquired Company, the Acquired Company is in compliance in all material respects with the labeling requirements of the FDA relating to every Product currently sold by the Acquired Company and, the Acquired Company is in compliance in all material respects with all applicable regulations and requirements of the FDA and other similar Governmental Entities relating to every Product including, but not limited to, any requirements for investigating customer complaints and inquiries, labeling requirements and protocols, shipping requirements, bioterrorism registrations, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, production related record keeping and reporting requirements, inventory controls, and storage and warehousing procedures.

3.24  Disclosure. No representation or warranty in this Agreement and no statement in the Acquired Company Disclosure Schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each Seller severally represents and warrants to the Buyer that each statement contained in this Article IV to the extent it relates to such Seller is true and correct as of the date hereof and the same shall be true on the Closing Date (subject to any Seller Disclosure Schedule Supplement or other notice provided in accordance with Section 6.6), except as set forth in the disclosure schedule accompanying this Agreement (with specific reference to the representations or warranties in this Article IV to which the information relates), which is attached to this Agreement and is designated therein as being the “Seller Disclosure Schedule” (the “Seller Disclosure Schedule”). Notwithstanding the foregoing, the representations and warranties made under Section 4.8 below are made solely by Rivergate.

4.1  Organization and Good Standing.  Seller is duly organized, validly existing and in good standing under the laws of its state of organization.

4.2  Capitalization.

(a)  Seller is the record and beneficial owner of, and holds good and valid title to, the Purchased Securities indicated as owned by it in Section 3.2 of the Acquired Company Disclosure Schedule.

(b)  Upon transfer of the Purchased Securities owned by the Seller to the Buyer in accordance with the terms of this Agreement, the Buyer will receive title to such Purchased Securities, free and clear of Liens (other than Liens created through the Buyer).

(c)  The Seller is not a party to or bound by any Contract to pledge, sell or otherwise dispose of or redeem, purchase, or otherwise acquire any Capital Stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any Capital Stock or other security of the Company. Except for this Agreement, the Seller is not a party to any option, warrant or other right to subscribed for or purchase or Contract with respect to any Capital Stock or other security of the Company or any security, exchangeable or exercisable into or for any Capital Stock or any other Security of the Company. The Seller is not a party to any voting agreement, stock appreciation, phantom stock, profit participation or other similar arrangement with respect to the Company.

4.3  Authority and Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement performance of its obligations under this Agreement and (to the extent applicable) the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.4  No Conflicts; Consents.

(a)  The execution and delivery of this Agreement by Seller does not, and the consummation of the Acquisition of the Purchased Securities owned by Seller will not, (i) violate the provisions of any of the Organizational Documents of Seller, (ii) violate any Contract (without the giving of notice, lapse of time or both) to which Seller is a party, or (iii) assuming compliance with the matters referred to in Section 4.4(b), violate any Order or any material provision of any Law Authorization applicable to Seller on the date hereof.

(b)  Except as set forth in Section 3.3(b) of the Acquired Company Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party or the performance of Seller’s obligation under this Agreement or any Ancillary Agreement to which it is a party.

4.5  Capacity. Each Seller has the capacity and financial capability to comply with and perform all of such Seller’s covenants and obligations under this Agreement and the Ancillary Agreements to which it is a party.

4.6  No Orders or Actions. Seller is not subject to any Order that will have an adverse effect on such Seller’s ability to comply with or perform any of the Seller’s covenants or obligations under this Agreement and the Ancillary Agreements to which it is a party. There is no Action pending and no Person has threatened, in writing or otherwise, to commence any Action that will have an adverse effect on the ability of the Seller to comply with or perform any of Seller’s covenants or obligations under this Agreement and the Ancillary Agreements to which it is a party. To the Seller’s knowledge, no event has occurred and no claim, dispute or other condition or circumstance that might give rise to or serve as a basis for the commencement of any such Action.

4.7  Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement, no event has occurred that has had or is reasonably expected to have a Seller Material Adverse Effect and the Sellers have not taken any of the actions specified in Section 6.2 on behalf of the Acquired Company.

4.8  Additional Representations by Rivergate.

(a)  Section 3.8(a) of the Acquired Company Disclosure Schedules contains a complete and accurate list of all real property owned by Rivergate and used or held for use by the Acquired Company (“Real Property”). Rivergate has good and marketable title to the Real Property, free and clear of all Liens other than Permitted Liens.

(b)  Section 4.8(b) of the Seller Disclosure Schedule sets forth an accurate legal description of each parcel of Real Property. To the Knowledge of Rivergate, all Property Documents (as defined in the Agreement of Purchase and Sale and Joint Escrow Instructions) submitted to Buyer or the Buyer’s Guarantor for Buyer’s approval pursuant to the Agreement of Purchase and Sale and Joint Escrow Instructions are true, correct and complete copies thereof as of the date of submission thereof.

(c)  To the Knowledge of Rivergate, except as set forth in Section 4.8(c) of the Seller Disclosure Schedule, there are no management, service, supply or maintenance contracts affecting the Real Property to which Rivergate is a party which shall affect the Property on or following the closing of the transactions contemplated by the Agreement of Purchase and Sale and Joint Escrow Instructions. There are no leases, licenses or rights to occupancy of the Real Property other than the Lease. Rivergate or the Acquired Company has delivered or made available to Buyer’s Guarantor copies of the deeds and other instruments (as recorded) by which Rivergate acquired such Real Property and copies of all title insurance policies, abstracts and surveys in the possession of Rivergate and relating to such Real Property.

(d)  Rivergate is not a “foreign person” within the meaning of Section 1445 of the Code.

(e)  Rivergate has not authorized any broker or finder to act on its behalf in connection with the sale and purchase of the Real Property pursuant to the Agreement of Purchase and Sale and Joint Escrow Instructions and Rivergate has not dealt with any broker or finder purporting to act on behalf of Rivergate or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers and the Acquired Company that each statement contained in this Article V is true and correct as of the date hereof and the same shall be true on the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement, which is attached to this Agreement and is designated therein as being the “buyer disclosure schedule” (the

“Buyer Disclosure Schedule”). The Buyer Disclosure Schedule has been arranged in sections corresponding to the Sections of this Article V. Each section of the Buyer Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Schedule to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section.

5.1  Organization and Good Standing. The Buyer is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2  Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and when delivered, each of the Ancillary Agreements will be duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes, and when executed each of the Ancillary Agreements will constitute, the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.3  No Conflicts; Consents.

(a)  The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer do not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any Organizational Document of the Buyer, (ii) violate or constitute a default under any Contract to which the Buyer is a party, or (iii) to the Knowledge of the Buyer, violate or conflict with any material provision of any Law, Authorization or Order applicable to the Buyer on the date hereof. To the Knowledge of the Buyer as of the date hereof, no Material Customer could be reasonably expected to terminate or materially reduce its current business with the Acquired Company by reason of the Contemplated Transactions.

(b)  No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.4  No Orders or Actions. The Buyer is not subject to any Order that will have an adverse effect on the Buyer’s ability to comply with or perform any of the Buyer’s covenants or obligations under this Agreement. There is no Action pending and no Person has threatened, in writing or otherwise, to commence any Action that will have an adverse effect on the ability of the Buyer to comply with or perform any of the Buyer’s covenants or obligations under this Agreement or any Ancillary Agreement. To the Knowledge of the Buyer, no event has occurred and no claim, dispute or other condition or circumstance that might give rise to or serve as a basis for the commencement of any such Action.

5.5  Purchase for Investment. The Purchased Securities purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of, the Purchased Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

5.6  Availability of Funds. The Buyer has sufficient access to cash or borrowings to the extent necessary for the Buyer to perform its obligations under this Agreement and the Ancillary Agreements and to pay all fees and expenses related to the transactions contemplated hereby and thereby.

5.7  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or any Affiliate of the Buyer that will give rise to any payment obligation or other Liability on the part of Seller or its Affiliates.

5.8  No Other Representations. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or in any certificate contemplated hereby and delivered by the Acquired Company or the Ancillary Agreements in connection herewith, neither the Acquired Company nor any of the Sellers has made or is making any representation or warranty whatsoever, express or implied, including any representation as to the merchantability or fitness for a particular purpose.

ARTICLE VI

COVENANTS OF THE ACQUIRED COMPANY AND SELLERS

6.1  Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except (i) as otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law, the Acquired Company shall use its commercially reasonable efforts to (a) carry on the business of the Acquired Company in the ordinary course consistent with its past practice, (b) comply in all material respects with all Legal Requirements, (c) preserve intact the Acquired Company’s goodwill and material business relationships with customers, suppliers, distributors and others having business dealings with it, and (d) keep available the services of the Acquired Company officers and Key Employees

6.2  Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except (i) as otherwise contemplated by this Agreement or any Ancillary Agreement, (ii) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law, the Acquired Company shall not do any of the following:

(a)  sell, lease or make any other disposition of any material property or assets used or held for use by the Acquired Company, except in the ordinary course of business;

(b)  except in the ordinary course of business (i) enter into any collective bargaining agreement with any labor organization or union, (ii) enter into any employment, severance or similar Contract with any employee (iii) increase any bonus, salary or other rate of compensation to any employee;

(c)  except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or amend, modify, cancel or waive any rights under any such Contract other than in the ordinary course of business;

(d)  mortgage, pledge or subject to Liens, other than Permitted Liens, any material assets or properties of the Acquired Company except pursuant to existing Contracts;

(e)  amend its Organizational Documents;

(f)  except as provided in Section 6.5, issue, amend or cause to be created a Lien with respect to, its Equity Securities;

(g)  make any changes in its accounting methods, principles or practices;

(h)  change its method of Tax accounting or settle any claim relating to Taxes;

(i)  except in the ordinary course of business, enter into or terminate any license, distributorship, dealer or sales representative, joint venture, or credit or similar agreement;

(j)  cancel or waive any claim or right with a value to the Acquired Company in excess of $50,000;

(k)  guaranty the repayment of indebtedness of another person;

(l)  incur any capital expenditures in excess of the amount budgeted therefor; or

(m)  agree, whether in writing or otherwise, to do any of the foregoing.

6.3  Access to Information. Prior to the Closing, the Acquired Company shall afford to the Buyer and its accountants, counsel and other representatives full access, upon reasonable notice during normal business hours, to the personnel, properties, books, Contracts and records of the Acquired Company as Buyer may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Acquired Company; provided, further, that any such access shall be conducted at the Buyer’s expense and the Buyer shall not have access to individual performance or evaluation records, medical histories or other information that in the written opinion of the Acquired Company’s legal counsel could reasonably be expected to subject Seller or the Acquired Company to risk of liability and the Buyer shall not be entitled to conduct any invasive sampling or testing with respect to the properties of any Person; provided, further, that such access shall comply with applicable Law.

6.4  Resignations. On the Closing Date, the Acquired Company shall cause to be delivered to the Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director (and, if requested by the Buyer in writing at least ten (10) Business Days prior to Closing, of officers of their position as an officer) of the Acquired Company; provided, however, that no such resignation by any individual shall be a resignation from employment with the Acquired Company, if such individual is so employed.

6.5  Distribution of Cash and Cash Equivalents. On or prior to the Closing Date, the Acquired Company shall make a distribution to the Sellers of all cash and cash equivalents of the Acquired Company, including investments of the Acquired Company held in brokerage accounts.

6.6  Notification.

(a)  The Sellers shall cause the Acquired Company to promptly notify the Buyer in writing of the existence or happening of any event or occurrence which (i) constitutes or results in a breach by the Acquired Company of, or a failure by the Acquired Company to comply with any agreement or covenant in this Agreement applicable to it in any material respect or (ii) should be included in the Acquired Company Disclosure Schedule in order to make the representations and warranties set forth in Article III true and correct in all material respects as of the Closing Date (each such additional written disclosure, an “Acquired Company Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the conditions precedent to the Closing hereunder or any of the Buyer’s remedies hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article III for purposes of the indemnification to be provided by the Sellers pursuant to Article XI, such representation or warranty shall be qualified by any information provided pursuant to this Section 6.6; provided that such information: (A) identifies only events or developments not materially adverse to the Acquired Company occurring after the date hereof in the ordinary course of business consistent with past practices or (B) if the fact, events or occurrence identified in the information has been consented to in writing by the Buyer;

(b)  Each Seller shall promptly notify the Buyer in writing of the existence or happening of any event or occurrence which (i) constitutes or results in a breach by the Acquired Company of, or a failure by the Acquired Company to comply with any agreement or covenant in this Agreement applicable to it or (ii) should be included in the Seller Disclosure Schedule in order to make the representations and warranties of such Seller set forth in Article IV true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Seller Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the conditions precedent to the Closing hereunder or any of the Buyer’s remedies hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article IV for purposes of the indemnification to be provided by Seller pursuant to Article XI, such representation or warranty shall be qualified by any information provided pursuant to this Section 6.6; provided that such information: (A) identifies only events or developments not materially adverse to the Acquired Company occurring after the date hereof in the ordinary course of business consistent with past practices or (B) if the fact, events or occurrence identified in the information has been consented to in writing by the Buyer.

6.7           Competing Ofers; Merger or Liquidation.  From and after the date hereof and until the earlier of (i) the Closing Date or (ii) the termination of this Agreement:

(a)  neither the Acquired Company nor any Seller shall directly or indirectly, through any officer, director, employee, agent, partner or otherwise, solicit, initiate, consider, encourage or participate in discussions, or negotiations with, or encourage the submissions of bids, offers or proposals by (or commence negotiations with or provide any information to), any Person with respect to an acquisition of the Acquired Company or any interest therein or any of its assets, other than by the Buyer, and neither the Acquired Company nor Seller shall engage any broker, financial advisor or other consultant on a basis which might provide such broker, financial advisor or consultant with an incentive to initiate or encourage proposals or offers from other parties with respect to the Acquired Company or any of its assets;

(b)  neither the Acquired Company nor any Seller shall directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than the Buyer and its representatives, with a view to engaging, or preparing to engage, that Person with respect to any matters referenced in this Section 6.7;

(c)  the Acquired Company shall not commence any proceeding to merge or consolidate or obligate itself to do so; and

(d)  the Acquired Company shall advise the Buyer of the terms of any written offer or proposal that it receives regarding the acquisition of the Acquired Company or any of its assets.

ARTICLE VII

COVENANTS OF THE BUYER

7.1  Confidentiality. The Buyer acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of the Buyer under the Confidentiality Agreement shall terminate at the Closing with respect to information to the extent related to the Acquired Company. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

7.2  Employee Matters.

(a)  Affected Employees. For the purposes of this Agreement, “Affected Employee” means each individual who is employed by the Acquired Company on the Closing Date, including any such individuals on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short term or long term disability, military leave, jury duty and death leave). For a three (3) year period immediately following the Closing Date, the Buyer shall cause the Acquired Company to provide each Affected Employee with terms and conditions of employment, including base wage or base salary and bonus opportunities and Benefit Plans (listed on Section 3.15(a) of the Acquired Company Disclosure Schedules) that are substantially the same as those in effect immediately prior to the Closing Date. Provided the Acquired Company’s pre-tax income for that fiscal year is no less than $7,500,000, for each of 2007, 2008 and 2009, the Buyer shall cause the Acquired Company to contribute to the Acquired Company’s 401(k) Profit Sharing Plan as a profit sharing contribution no less than the lesser of (i) 10% of compensation (as defined in the plan) or (ii) the maximum amount that may be contributed to the plan as a profit sharing contribution subject to the limits of the plan and applicable Law; provided, however, that the contribution on behalf of “highly compensated employees,” as defined for purposes of the tax-qualified retirement plan rules, may be made to a non-qualified deferred compensation plan if necessary to avoid a violation of the tax-qualified plan rules applicable to the Acquired Company’s 401(k) Profit Sharing Plan for any of such years, subject to the requirements set forth in Schedule 7.2(a). On or after the Closing Date, Buyer shall cause the Acquired Company to provide credit to the Affected Employees for all periods of service with the Acquired Company prior to the Closing for all purposes under any benefit plans or policies maintained by the Buyer or any of its Subsidiaries for the benefit of the Affected Employees except to the extent such service credit would result in the duplication of benefit accrual for the same period of service. In connection with coverage of each of the Affected Employees under any of the welfare benefit plans made available by the Buyer or any of its Subsidiaries, the Buyer agrees (A) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and (B) to cause each such plan to honor any expenses incurred by such Affected Employees and their beneficiaries under similar plans of the Acquired Company during the portion of the applicable plan year prior to the date on which such Affected Employees commences participation in the Buyer or Subsidiary welfare benefit plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. In the event of any conflict between the terms and conditions of this Section 7.2(a) and the terms and conditions of any Employment Agreement, the terms and conditions of the Employment Agreement shall prevail.

(b)  Employee Supplemental Retention Plan. On or prior to the Closing Date, the Buyer shall deposit with the Trustee by wire transfer of immediately available funds to the account designated by the Trustee in accordance with the Trust an amount designated by the Acquired Company no later than five (5) Business Days prior to the Closing Date (the “Employee Supplemental Retention Amount”), which amount shall be distributed in accordance with the Employee Supplemental Retention Plan to be adopted by the Acquired Company on or prior to the Closing Date subject to and effective as of the Closing. Within two (2) Business Days after the designation of the Employee Supplemental Retention Amount by the Acquired Company, the Buyer shall provide the Acquired Company with written notice of the Employee Supplemental Plan Tax Benefit Amount calculated in accordance with the methodology set forth in Schedule 7.2(b).

(c)  Management Supplemental Retention Plan. On or prior to the Closing Date, the Buyer shall deposit with the Trustee by wire transfer of immediately available funds to the account designated by the Trustee in accordance with the Trust an amount designated by the Acquired Company no later than five (5) Business Days prior to the Closing Date (the “Management Supplemental Retention Amount”), which amount shall be distributed in accordance with the Management Supplemental Retention Plan to be adopted by the Acquired Company on or prior to the Closing Date subject to and effective as of the Closing.

(d)  Remedy for Breach. The Buyer acknowledges and agrees that in the event of a breach by the Buyer of any of the provisions of this Section 7.2, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Sellers, Sellers’ Representative and/or their respective successors or assigns shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction, in each case without the requirement of posting a bond or proving actual damages.

ARTICLE VIII

COVENANTS OF THE BUYER, THE SELLERS AND THE ACQUIRED COMPANY

8.1  Regulatory and Other Approvals. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Buyer and the Acquired Company will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Entities or any other Person required to consummate the transactions contemplated hereby and by the Ancillary Agreements, including, without limitation, those required under the HSR Act (b) provide such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request and (c) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Entities or other Persons required to consummate the transactions contemplated hereby and by the Ancillary Agreements. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the Acquired Company or any Seller to pay any consideration to any other Person (other than nominal filing and application fees to Governmental Entities) from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

8.2  Public Announcements. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, no party hereto shall, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees or limited or general partners that are consistent with the parties’ prior public disclosures regarding the Acquisition, and the Acquired Company may communicate with its suppliers and customers in a manner consistent with the parties’ prior public disclosures regarding the Acquisition.

8.3  Further Assurances. Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Acquisition. Upon the terms and subject to the conditions hereof, each party hereto shall use its commercially reasonable efforts (subject, in the case of the Sellers, to Section 8.1) to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Acquisition as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings. The obligations of Sellers under this Section 8.3 shall be solely with respect to such Seller and not with respect to any other entity, including, without limitation, the Acquired Company.

8.4  Real Property Covenants.

(a)  Notwithstanding anything to the contrary in the Agreement of Purchase and Sale and Joint Escrow Instructions and subject to the representations and warranties of the Acquired Company and Rivergate herein and therein, Buyer shall not be deemed to have voluntarily and knowingly waived its right to object to any information contained in any Property Documents identified in Exhibit H of the Agreement of Purchase and Sale and Joint Escrow Instructions (which Exhibit H may be modified from time to time prior to the execution Agreement of Purchase and Sale and Joint Escrow Instructions) if within five (5) Business Days after the later of (i) the date of this Agreement or (ii) Buyer’s or Buyer’s Guarantor’s receipt of such Property Documents, Buyer shall have notified the Acquired Company in writing as to whether it objects to any information contained in any such Property Documents; provided, however Buyer has reviewed Property Documents listed as items 1, 2, 3, 4, 6, 7, 8, 9 and 15 in Exhibit H, and except as set forth in Sections 8.5(b) and (c) below, Buyer voluntarily and knowingly waives its right to object to any information disclosed in such Property Documents subject to the representations and warranties of the Acquired Company and Rivergate set forth in this Agreement and the Agreement of Purchase and Sale and Joint Escrow Instructions. Additionally, Buyer does not require any action by Rivergate or the Acquired Company with respect to the parking discrepancy identified in the Buyer’s counsel’s letter dated October 9, 2006, addressed to the Acquired Company’s counsel.

(b)  On or before the closing of the transactions contemplated by the Agreement of Purchase and Sale and Joint Escrow Instructions, Rivergate shall cause to be removed from the exceptions to title those exceptions listed as Items No. 6, 8, 9, 16 and 17 in that certain Preliminary Title Report dated August 22, 2006 prepared by Fidelity National Title Insurance Company (the “Preliminary Title Report”).

(c)  Seller shall cause the title policy to be issued pursuant to the Agreement of Purchase and Sale and Joint Escrow Instructions to include a CLTA 103.1 or 103.3 endorsements for the following easements: Exception No. 3 of the Preliminary Title Report (private underground utility easement designated as “C” on that certain ALTA/ACSM Land Title Survey dated September 29, 2006, as revised on October 16, 2006, prepared by Baumbach and Piazza, Inc, (the “Survey”) lying under the most southwesterly building on the Real Property, and the public utility easement designated as “B” on the Survey, situated within or adjacent to the 60’ easement reserved for future street) and Exception No. 11 of the Preliminary Title Report (public utility easement designated as “F” on the Survey) located along and partially under the southeasterly portion of an existing building.

ARTICLE IX

CONDITIONS TO CLOSING

9.1  Conditions to Obligations of the Buyer and the Sellers. The obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)  All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect, and all applicable waiting periods (including any extensions thereof) required under the HSR Act shall have expired or been terminated.

(b)  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

(c)  A release pursuant to terms and conditions mutually acceptable to the Buyer and the Acquired Company of the guaranty of the Acquired Company described in Section 3.4(b) of the Acquired Company Disclosure Schedule.

9.2  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in its sole discretion) of the following further conditions:

(a)  Each of the representations and warranties of the Acquired Company set forth in this Agreement without giving effect to materiality or Acquired Company Material Adverse Effect qualifications shall be in all material respects true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to any Acquired Company Disclosure Schedule Supplement), except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) for changes contemplated by Section 6.6.

(b)  Each of the representations and warranties of the Sellers set forth in this Agreement without giving effect to materiality or Seller Material Adverse Effect qualifications shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (in each case, without giving effect to the Seller Disclosure Schedule Supplement), except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes contemplated by Section 6.6.

(c)  The Acquired Company shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(d)  The Sellers shall have performed or complied in all material respects with their obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(e)  The Buyer shall have received a certificate dated the Closing Date signed by an officer of the Acquired Company to the effect that (i) the conditions set forth in Section 9.2(a) and 9.2(c) have been satisfied and (ii) no Acquired Company Material Adverse Effect has occurred since the date of this Agreement.

(f)  The Buyer shall have received a certificate dated the Closing Date signed by the Sellers’ Representative to the effect that (i) the conditions set forth in Section 9.3(b) and 9.3(d) have been satisfied with respect to Sellers and (ii) no Seller Material Adverse Effect has occurred since the date of this Agreement.

(g)  The Sellers and the Acquired Company shall have entered into the Escrow Agreement.

(h)  Rivergate and the Acquired Company shall have entered into the Lease Amendment.

(i)  Rivergate shall have entered into the Agreement of Purchase and Sale and Joint Escrow Instructions.

(j)  Each of the Key Employees shall have entered into his respective Employment Agreement.

(k)  The Sellers shall have delivered to the Buyer all executed agreements and other documents required to be delivered by the Seller to the Buyer pursuant to Section 2.3(b).

(l)  The Acquired Company shall have delivered to the Buyer an opinion dated as of the Closing Date of legal counsel to the Acquired Company covering the matters addressed in Exhibit G hereto, subject to appropriate assumptions, qualifications, limitations and exceptions.

(m)  The Sellers shall have obtained and delivered to Buyer an ALTA survey and title commitment for title insurance from a title company reasonably acceptable to Buyer related to the Real Property reflecting no Liens other than Permitted Liens.

(n)  Each Seller shall deliver to Buyer a release executed by each Seller in the form attached hereto as Exhibit H.

(o)  The Buyer or the Buyer’s Guarantor shall have received all Organizational Documents of the Acquired Company in the possession of the Acquired Company or the Sellers.

(p)  The Sellers shall have obtained and delivered to Buyer a certificate of status of the Acquired Company from the Secretary of State of California.

(q)  The Sellers shall have delivered to Buyer the resignations set forth in Section 6.4 of this Agreement.

(r)  The creditors of the Acquired Company shall have released all Liens associated with any of the Acquired Company’s Indebtedness to be paid at Closing or shall have executed and delivered payoff letters reasonably acceptable to Buyer evidencing the release of their respective Liens upon satisfaction of each creditor’s portion of Indebtedness.

9.3  Conditions to Obligations of the Sellers. The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by such Seller in its sole discretion) of the following further conditions:

(a)  Each of the representations and warranties of the Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)  The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)  The Sellers shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied.

(d)  The Buyer shall have entered into the Escrow Agreement.

(e)  The Acquired Company shall have entered into the Employment Agreements with each Key Employee that is a party thereto.

(f)  The Acquired Company shall have entered into the Lease Amendment.

(g)  Buyer (or one of its Subsidiaries) shall have entered into the Agreement of Purchase and Sale and Joint Escrow Instructions.

(h)  The Buyer shall have delivered all agreements, funds and other documents required to be delivered by the Buyer pursuant to Sections 2.3(a) and 7.2.

ARTICLE X

TERMINATION
10.1  Termination.

(a)  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)  by mutual written consent of the Buyer and the Sellers;

(ii)  by the Sellers’ Representative or the Buyer if the Closing does not occur on or before November 30, 2006; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)  by the Buyer (provided that the Buyer is not in material breach of any of its representations, warranties, covenants or other agreements contained herein) if the Acquired Company or any Seller is in material breach of any representation in this Agreement and such breach is not cured within ten (10) Business Days of receipt of written notice thereof given to Sellers’ Representative.

(iv)  by the Sellers’ Representative (provided that none of the Sellers is in material breach of any of its representations, warranties, covenants or other agreements contained herein) if the Buyer is in material breach of any representation in this Agreement and such breach is not cured within ten (10) Business Days of receipt of written notice thereof given to Buyer;

(v)  by the Buyer or the Sellers’ Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable.

(b)  The party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.

10.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Acquired Company or the Sellers or their respective officers, directors, stockholders or Affiliates, except that the provisions of this Section 10.2 and Sections 7.1 (Confidentiality), 8.2 (Public Announcements) and Article XIV of this Agreement shall remain in full force and effect and survive any termination of this Agreement; provided however, that if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal recourse will survive such termination unimpaired.

ARTICLE XI

INDEMNIFICATION

11.1  Survival.

(a)  All representations and warranties contained in this Agreement, the Ancillary Agreements or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement or the Ancillary Agreements shall survive the Closing for a period of eighteen (18) months following the Closing Date (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled); provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 4.8(a) and 4.8(b) and Article IV (the “Transactional Reps”) shall survive for the applicable statute of limitations, and (ii) the representations and warranties set forth in Sections 3.9 and 3.17 shall survive for four (4) years from the Closing Date or the expiration of the applicable statute of limitations, whichever occurs first.

(b)  The period for which a representation or warranty survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 11.2 or 11.3 is given within the Applicable Survival Period, the representation or warranty that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

11.2  Indemnification by the Seller.

(a)  Subject to the limitations set forth herein, each of the Non-Compete Sellers shall indemnify and defend the Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, or expense, including costs of defense and reasonable attorneys’ fees (collectively, “Losses”), resulting from, arising out of, or incurred by the Buyer Indemnitee in connection with, or otherwise with respect to (i) any breach of any representation, warranty, covenant, any certificate delivered in connection with the Closing or agreement of the Acquired Company contained in this Agreement, (ii) the operation of the business of The Elizabeth, Inc. or Cottage Bakery Retail, Inc. prior to Closing, to the extent such operation results in a claim, demand, action, suit or proceeding by a third party against any Buyer Indemnitee or (iii) the matters disclosed in Section 3.15(a)(ii) of the Acquired Company Disclosure Schedule.

(b)  Subject to the limitations set forth herein, each Seller shall indemnify and defend the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from, any Losses resulting from, arising out of, or incurred by the Buyer Indemnitee in connection with, or otherwise with respect to (i) any breach of any representation or warranty of such Seller contained in Article IV (other than Section 4.8) of this Agreement or in any certificate delivered in connection herewith to the extent relating to any representation or warranty of such Seller contained in Article IV (other than Section 4.8) of this Agreement and (ii) any breach of any covenant or agreement of such Seller contained in Article VI of this Agreement or in any certificate delivered in connection herewith to the extent relating to any breach of any covenant or agreement of Seller contained in Article VI of this Agreement.

(c)  Subject to the limitations set forth herein, Rivergate shall indemnify and defend the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from, any Losses resulting from, arising out of, or incurred by the Buyer Indemnitee in connection with, or otherwise with respect to any breach of any representation, warranty, covenant or agreement of Rivergate contained in the Agreement of Purchase and Sale and Joint Escrow Instructions or breach of any representation or warranty of Rivergate in Section 4.8 of this Agreement.

(d)  The Sellers shall not be liable for any Loss or Losses pursuant to Section 11.2(a)(i), 11.2(b) or 11.2(c) with respect to breaches of representations and warranties (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) unless the claim for such Loss or Losses is first recovered from the Escrow Amount, and (iii) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds $1,000,000 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification and defense or any other obligation of the Sellers under this Article XI shall in no event exceed $60,000,000 (the “Indemnity Cap”); provided further for the avoidance of doubt, that the Deductible and Indemnity Cap shall not apply with respect to (A) any breaches of representations, warranties, covenants or agreements contained in Sections 3.1, 3.2, 3.3, 3.5, 4.8(a), 4.8(b) and Articles XII and XIII, or (B) the breach by Rivergate of its obligation to consummate the transactions contemplated by the Agreement of Purchase and Sale and Joint Escrow Instructions or (C) the breach by Rivergate of its obligations under Section 8.4(b) or (c) of this Agreement.

(e)  No Seller shall have any Liability or obligation to any Buyer Indemnitee whatsoever, and no claim shall be asserted against any Seller, for indemnification under Section 11.2(a) for any individual claim for a Loss in excess of such Seller’s Pro Rata Portion of (i) such Loss or (ii) if the recovery of any Loss is limited by the Indemnity Cap, such Loss as limited.

(f)  In addition to the limitations set forth in Sections 11.2(d) and 11.2(e), the Acquired Company and the Sellers shall not be obligated to indemnify the Buyer Indemnitees with respect to (i) any indirect, special or incidental damages or loss of profits to the extent they constitute consequential damages; (ii) any other consequential damages, except those arising out of the breach of any representation or warranty set forth in Sections 3.8, 3.17 and 4.8; (iii) any matter to the extent such matter is reserved as a Liability or otherwise accounted for in the final determination of the Closing Date Net Asset Value, or (iv) any covenant or condition waived by the Buyer in writing on or prior to the Closing.

(g)  Any Claims or causes of actions that Buyer has against any Seller in the nature of fraud shall not be subject to the limitations set forth in Article XI.

(h)  Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Acquired Company Material Adverse Effect,” “Seller Material Adverse Effect;” or “Buyer Material Adverse Effect” or any other materially qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

(i)  The Buyer acknowledges and agrees that, should the Closing occur, except for fraud of the Sellers or breaches by the Sellers of the Transactional Reps, the sole and exclusive remedy of the Buyer Indemnitees with respect to any and all matters arising out of, relating to or connected with this Agreement, the Ancillary Agreements, the Acquired Company and its Subsidiaries and their respective assets and liabilities, the Acquisition and the Purchased Securities (excluding the Employment Agreement, Articles XII and XIII hereof and the availability of equitable or injunctive relief) shall be pursuant to the indemnification provisions set forth in this Article XI.

11.3  Indemnification by Buyer. The Buyer shall indemnify and defend each of the Sellers, each of their Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from, any Loss resulting from, arising out of, or incurred by the Seller Indemnitees in connection with, or otherwise with respect to (a) any breach of any representation, warranty, covenant or certificate delivered in connection with the Closing or agreement of the Buyer contained in this Agreement or any of the Ancillary Agreements or (b) the operation of the business of the Acquired Company after Closing, to the extent that such operation results in a claim, demand, action, suit or proceeding by a third party against any Seller Indemnitee, including, but not limited to, any claim, demand, action, suit or proceeding asserted or brought by any Affected Employee with respect to Buyer’s breach of Section 7.2 of this Agreement. The Sellers acknowledge and agree that, should the Closing occur, the sole and exclusive remedy of the Seller Indemnitees with respect to any and all matters arising out of, relating to or connected with this Agreement, the Ancillary Agreements, and the Acquisition shall be pursuant to the indemnification provisions set forth in this Article XI.

11.4  Indemnification Procedure for Third Party Claims.

(a)  In the event that any claim or demand, or other circumstance or state of facts is known to give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)  The Indemnitor will have thirty (30) days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (subject to approval by the Indemnitee which will not be unreasonably withheld) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof using legal counsel reasonably satisfactory to Indemnitee, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement or waiver with respect to the Third Party Claim without the consent of Indemnitee which consent shall not be unreasonably withheld, conditioned or delayed. The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)  If the Indemnitor does not assume the Third Party Defense within thirty (30) days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at the cost and expense of the Indemnitor (or, if it is finally determined that the Indemnitee incurred a Loss with respect to the matter in question for which the Indemnitee is not entitled to indemnification pursuant to Section 11.2 or 11.3, as applicable, at the expense of the Indemnitee) upon delivery of notice to such effect to the Indemnitor; provided, however, that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor may at any time thereafter assume the Third Party Defense using counsel reasonably satisfactory to Indemnitee, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense; (iii) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim so defended without the consent of the Indemnitor, which consent may not be unreasonably withheld, conditioned or delayed and (iv) the assumption of the Third Party Defense by the Indemnitee shall not constitute a waiver of any right of such Indemnitee to indemnification pursuant to Section 11.2 or 11.3. If the Indemnitee assumes the defense of any such Claim, the Indemnitee shall keep the Indemnitor reasonably informed of the progress of any such defense.

11.5  Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter (the failure to give such notice shall not limit the Indemnitor’s liability owed to Indemnitee unless but only to the extent such failure or delay causes actual harm to the Indemnitor with respect to the matter) that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within thirty (30) days from receipt of such Notice of Claim, the Indemnitor will be deemed to have acknowledged liability for such claim and the Escrow Agent or Indemnitor, as the case may be, shall promptly pay such claim. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6  Calculation of Indemnity Payments.

(a)  The Indemnitee agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this Article XI by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies (net of any retroactive premium increases) or from any other Person responsible therefor and the Buyer (on behalf of itself and each of the Buyer Indemnitees) and each of the Seller (each on behalf of itself and each of the applicable Seller Indemnitees) hereby waives any subrogation rights under the applicable insurance policies with respect to such recovered amounts. If the Indemnitee receives any amounts under applicable insurance policies or from any other Person responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b)  The amount of Losses incurred by an Indemnitee shall be reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such indemnified amount under this Article XI or Article XII.

(c)  Each Person seeking indemnification hereunder shall use its commercially reasonable efforts to mitigate any Losses that he, she or it asserts under this Article XI or Article XII.

11.7  Characterization of Indemnification Payments. Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XII

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

12.1  Tax Indemnification. The Sellers shall indemnify the Buyer and its Affiliates and hold them harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Acquired Company for all Pre-Closing Tax Periods. The Buyer shall indemnify and hold the Sellers harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Acquired Company for all Post-Closing Tax Periods. The Sellers shall reimburse the Buyer for any Taxes of the Acquired Company which are the responsibility of the Sellers pursuant to this Section 12.1 within fifteen (15) Business Days after payment of such Taxes by the Buyer or the Acquired Company. The Buyer shall reimburse the Sellers for any Taxes of the Acquired Company which are the responsibility of the Buyer pursuant to this Section 12.1 within fifteen (15) Business Days after payment of such Taxes by the Sellers.

12.2  Straddle Period. In the case of any Straddle Period, the amount of any Taxes for the portion of the Straddle Period included in the Pre-Closing Tax Period shall be determined as follows: (a) any Taxes based on or measured by income or receipts of the Acquired Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (b) the amount of other Taxes of the Acquired Company for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days included in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. No later than fifteen (15) Business Days prior to the due date of any Tax Return with respect to a Straddle Period, the Sellers shall pay to the Acquired Company the amount of Taxes shown due which are attributable to the pre-Closing portion of the Straddle Period.

12.3  Tax Returns Filed after the Closing Date. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Company due after the Closing Date relating to periods ending on or prior to the Closing Date, including the short-year tax returns for the period from July 1, 2006, through the Closing Date (the “Short Year Returns”) and for Straddle Periods, which are required to be filed after the Closing Date. The Tax Returns for periods which end on or before the Closing Date or for any Straddle Period shall be prepared in a manner consistent with past practice of the Acquired Company, unless a contrary treatment is required by an intervening change in the applicable Law. The Buyer and the Sellers agree to report all transactions not in the ordinary course of business that occur on the Closing Date after the Buyer’s purchase of the Purchased Securities on the Buyer’s U.S. federal Tax Return to the extent permitted by Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations. In respect of the Short Year Returns and Tax Returns of the Acquired Company for Straddle Periods, the Sellers’ Representative shall provide the Buyer with such Tax Returns (or, in the case of Tax Returns required to be filed on behalf of an Affiliated Group of which the Acquired Company is a member, a pro forma Tax Return that is prepared with respect to the Acquired Company on a separate company basis) no later than twenty (20) days prior to the due date therefore, for the Buyer’s review, comment, and approval, such approval not to be unreasonably withheld or delayed. Concurrent with the Buyer’s approval of such Tax Returns, the Buyer shall complete and executed Form 2848, Power of Attorney, authorizing the Sellers’ Representative to execute such Tax Returns on behalf of the Acquired Company. The Sellers shall pay and discharge all Taxes shown to be due by the Acquired Company on Tax Returns (or, in the case of pro forma Tax Returns prepared with respect to the Acquired Company on a separate company basis, the amount of tax shown to be due on such pro forma Tax Return) filed for all Pre-Closing Tax Periods. The Buyer shall pay and discharge all Taxes shown to be due by the Acquired Company on Tax Returns (or in the case of pro forma Tax Returns prepared with respect to the Acquired company on a separate company basis) filed for all Post-Closing Tax Periods. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not file, or permit the Acquired Company to file, any amended Tax Return relating to the Acquired Company (or otherwise change such Tax Returns or make an election) with respect to any Pre-Closing Tax Periods without the written consent of the Buyer if such amendment adversely affects the Buyer or the Acquired Company, unless required to do so by Law. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not file, or permit the Acquired Company to file, any amended Tax Return related to the Acquired Company or any Subsidiary (or otherwise change such Tax Returns or make an election) with respect to Pre-Closing Tax Periods, without the written consent of the Sellers, unless required to do so by Law.

12.4  Cooperation on Tax Matters. Buyer and Sellers’ Representative agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Acquired Company as is reasonably necessary for the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes.

12.5  Certain Taxes. The Buyer, on the one hand, and the Sellers, on the other hand, shall each pay one half all Transfer Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement. The Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, if any, with the reasonable cooperation of the Sellers.

12.6  Tax Refunds. Any refund of Taxes received (or utilized against Taxes due for Post- Closing Tax Periods) by the Acquired Company after the Closing Date shall be retained by the Acquired Company, provided, however, that in the event the Acquired Company shall receive a refund of Taxes after the Closing Date (or utilize such refund as a credit against Taxes due for Post-Closing Tax Periods) with respect to a Tax Return of the Acquired Company relating to a Pre-Closing Taxable Period (other than a refund or credit arising by reason of a carryback of any time incurred after the Closing Date), then the amount of such refund, net of Taxes payable by the Acquired Company on receipt thereof, shall be reimbursed by the Acquired Company to the Sellers within ten (10) Business Days after the Acquired Company’s receipt of such refund or the filing of any Tax Return under which such refund is utilized as a credit.

12.7  Tax Proceedings.

(a)  In the event that any audit or examination shall be instituted or any deficiency asserted or assessment made, or any administrative or court proceeding commenced by the Internal Revenue Service or any other taxing authority (a “Tax Proceeding”) with respect to any Pre-Closing Taxable Period for which the Sellers have liability pursuant to Section 12.1 (the “Indemnifiable Tax”), the Buyer shall promptly cause written notice of the Tax Proceeding to be forwarded to the Sellers.

(b)  The Sellers shall have the right to elect, at their sole option and expense, to represent the interests of the Acquired Company in the Tax Proceeding and collect, settle or pay any amount due or owed by the Acquired Company with respect to any Indemnifiable Tax or to file any claim for refund with counsel of their choice, reasonably satisfactory to the Buyer. In the event the Sellers elect to represent the Acquired Company in the Tax Proceeding, the Sellers shall within five (5) Business Days (or sooner, if the nature of the Tax Proceeding so requires) notify the Buyer of its intent to do so and the Buyer shall cause the Acquired Company to appoint the Sellers or one of the Sellers, as selected by the Sellers, as attorney in fact with the exclusive authority to represent the Acquired Company in the Tax Proceeding. The Buyer shall (i) cooperate fully with the Sellers and their counsel in the defense against or compromise of any claim in any Tax Proceeding and (ii) have (x) the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (y) the right to receive reasonable advance notice from the Sellers of any meetings, hearings, or proceedings, and (z) the right, if possible, to review in advance and comment on any pleadings, briefs, or other documents to be filed. The Sellers may consent to any judgment or enter into any settlement, closing or other agreement with respect to any Tax Proceeding without the prior consent of the Buyer provided that the Sellers provide the Buyer with reasonable assurances that the Sellers shall pay any Indemnifiable Tax related thereto.

(c)  If the Sellers elect not to represent the Acquired Company in the Tax Proceeding or fail to timely notify the Buyer of their election as provided herein or contest their obligation to indemnify the Buyer, then the Buyer may represent the interest of the Acquired Company in any Tax Proceeding in any manner that it reasonably may deem appropriate and except in the case of a successful contest by the Sellers of any obligation to indemnify the Buyer, the Sellers shall (i) be obligated to indemnify the Buyer to the extent provided in Section 12.1 and (ii) cooperate fully with the Buyer and its counsel in the defense against or compromise of any claim in any Tax Proceeding.

12.8  Disputes. In the event that a dispute arises between the Sellers and the Buyer as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Acquired Company, the Buyer and the Sellers shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved within thirty (30) days, the Buyer and the Sellers shall submit the dispute to the Independent Accountants for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounts in resolving this dispute shall be borne equally by the Sellers and the Buyer.

12.9  Payment of Management Incentive Plan Tax Benefit Amount. No later than fifteen (15) Business Days after the end of each fiscal quarter of the Buyer in which a tax benefit is realized by, or utilized against Taxes due, for the Acquired Company, Buyer or its Affiliates with respect to a payment has been made under the Management Supplemental Retention Plan, the Buyer shall (a) prepare and deliver to the Sellers’ Representative a statement setting forth in sufficient detail its calculation of the actual amount of the tax benefit realized by, or utilized against Taxes due, for the Acquired Company, Buyer or its Affiliates with respect to such payment (the “Management Incentive Plan Tax Benefit Amount”) and (b) pay to the Sellers’ Representative the Management Incentive Plan Tax Benefit Amount by wire transfer of immediately available funds to an account or accounts designated from time to time by the Sellers’ Representative. The Management Incentive Plan Tax Benefit Amount shall be disbursed by the Sellers’ Representative to the Sellers in accordance with Section 2.5(d). Buyer agrees to furnish to the Sellers’ Representative as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Buyer, Acquired Company and their Affiliates as is reasonably requested by the Sellers’ Representative necessary or appropriate to determine the calculation of the Management Incentive Plan Tax Benefit Amount.

ARTICLE XIII

POST CLOSING COVENANTS OF THE SELLER

13.1  Covenant Not to Compete and Confidentiality.  Each of the Sellers excluding Church Resource Ministries and Bethel Tabernacle (a/k/a Bethel Open Bible Church) (the “Non-Compete Sellers”) understands that the Buyer would not have entered into this Agreement absent the provisions of this Article XIII. For the period beginning on the Closing Date and ending on the fifth anniversary of the date Terry Knutson ceases to be employed by the Acquired Company (the “Non-Compete Period”), each Non-Compete Seller severally agrees that such Non-Compete Seller shall not:

(a)  engage (whether as an owner, operator, investor, manager, employee, officer, director, consultant, advisor, representative or otherwise), in the Restricted Territory, directly or indirectly in any business that develops, produces, manufactures, markets, promotes or sells the following bakery products including: (i) frozen dough for breads, pastries, doughnuts, bagels, cookies and other baked goods; and (ii) partially baked and frozen (or par baked) goods, including breads, rolls, bagels, pastries, doughnuts, cookies, cupcakes and muffins (the products described in Section 13.1(a)(i) and (ii) are collectively referred to as the “Competitive Products”); provided, however, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. Notwithstanding the foregoing, no Non-Compete Seller shall be prohibited from (A) owning, operating, investing in or otherwise working for a retail bakery that sells fresh baked items that are sold on-site to customers provided such retail bakery is not located within a retail grocery store; or (B) after the first anniversary of the Closing Date, being employed by a grocery retailer in an executive, management, operations, purchasing or buying function so long as not engaged in the sale of Competitive Products to other grocery retailers. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 13.1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time with which the judgment may be appealed;

(b)  induce or attempt to induce any customer, supplier, lender or other business relation of the Acquired Company or any subsidiary of the Acquired Company to cease doing business with the Acquired Company or any of its Affiliates; or

(c)  disparage the Acquired Company or any Affiliate of the Acquired Company or of the directors, officers or employees of the Acquired Company or any of its Affiliates.

13.2  Non-Solicitation/Non-Hire.  Each Non-Compete Seller severally agrees that during the Non-Compete Period, he shall not: (a) directly or indirectly, contact, approach or solicit for the purposes of offering employment to any Person employed by the Acquired Company at any time after the date hereof and prior to the Closing Date or during the five year period following the Closing Date, or (b) hire (whether as an employee, consultant, agent, independent contractor or otherwise) any of the Key Employees (other than Terry Knutson, Kevin Knutson or Lance Knutson), without the prior written consent of the Buyer’s Guarantor. The term “indirectly” as used in this Section 13.2 with respect to a Person is intended to mean any acts authorized or directed by or on behalf of such Person or any Person controlled by such Person.

13.3  Confidentiality.  Each Seller severally agrees to (a) treat and hold as confidential any confidential or proprietary information concerning the business and affairs of the Acquired Company that is not or does not become generally available to the public or is known or becomes known to others not bound by a duty of confidentiality other than as a result of a disclosure in violation of this Agreement (the “Confidential Information”), (b) refrain from using any of the Confidential Information except in connection with this Agreement or as necessary or appropriate in making any filing or obtaining any consent or approval in connection with the Contemplated Transactions, and (c) deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession or under Seller’s control. In the event that a Non-Compete Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Non-Compete Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 13.3. If, in the absence of a protective order or the receipt of a waiver hereunder, such Non-Compete Seller is, on the written advice of counsel, compelled to so disclose any Confidential Information, such Non-Compete Seller may disclose the Confidential Information as so required; provided that such Non-Compete Seller shall use his best efforts to obtain, at the request of Buyer an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

13.4  Remedy for Breach.  Each Non-Compete Seller acknowledges and agrees that in the event of a breach by Non-Compete Seller of any of the provisions of this Article XIII, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Acquired Company, Buyer and/or their respective successors or assigns shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction, in each case without the requirement of posting a bond or proving actual damages.

ARTICLE XIV

MISCELLANEOUS

14.1  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, Missouri 63101
Attn: CEO
Facsimile: (314) 877-7748

With a required copy to:

Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, Missouri 63101
Attn: General Counsel
Facsimile: (314) 877-7748

If  to Acquired Company, to:

Cottage Bakery, Inc.
40 E. Neuharth Drive
                                                                Lodi, California 95241
                                                               Attn: Terry Knutson, President
                                                               Facsimile: (209) 365-5478

With a required copy to:

Pillsbury Winthrop Shaw Pittman LLP
                                                                725 South Figueroa Street, Suite 2800
                                                                Los Angeles, California 90017
                                                                Attn: Edward A. Perron, Esq.
                                                                Facsimile: (213) 629-1033

If to any of the Sellers, to:

Terry Knutson
1562 Edgewood Drive
Lodi, California 95240
Facsimile: (209) 365-5478

With a required copy to:

Pillsbury Winthrop Shaw Pittman LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90017
Attn: Edward A. Perron, Esq.
Facsimile: (213) 629-1033

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

14.2  Sellers’ Guaranty.

(a)  Sellers’ Guarantor irrevocably and unconditionally guarantees the prompt, complete and punctual performance, compliance and payment of the obligations of any Seller under Section 2.3(b), Section 2.4, Article XI and Article XII of this Agreement. Sellers’ Guarantor further agrees that its obligations under the Agreement shall not be affected by any event, condition or circumstances whatsoever (with or without notice to, or knowledge of, Sellers, Sellers’ Representative or Sellers’ Guarantor) including without limitation any which constitutes, or might be construed to constitute, a legal or equitable discharge of the Sellers for their obligations under the Agreement or of Seller’ Guarantor of its guaranty hereunder. In furtherance of the foregoing and without limiting the generality thereof, Sellers’ Guarantor agrees that (i) its guaranty hereunder (this “Sellers’ Guaranty”) is a guaranty of payment and performance when due and not collectability; (ii) this Sellers’ Guaranty is a primary obligation of Sellers’ Guarantor and not merely a contract or surety; and (iii) payment or performance by Sellers’ Guarantor of a portion, but not all of the obligations under this Agreement shall in no way limit, affect, modify or abridge any liability of Sellers’ Guarantor for any portion of the obligations which have not been paid or performed.

(b)  Sellers’ Guarantor waives all diligence, presentment, protest and demand, and also notice of dishonor, demand, protest and nonpayment. No failure by the Buyer or Buyer Guarantor to assert any right or pursue any remedy with respect to the Sellers or under this Seller Guaranty shall relieve Sellers’ Guarantor from its obligations hereunder; provided, however, that notwithstanding anything to the contrary herein, the obligation of the Sellers’ Guarantor under the Sellers’ Guaranty is subject to the Buyer or other Buyer Idemnitee first recovering any claim for a Loss or Losses or other amounts from the Escrow Account.

(c)  Sellers’ Guarantor agrees that this Sellers’ Guaranty shall not be diminished or affected in any way, by any bankruptcy, reorganization, arrangement, liquidation or similar proceeding with respect to the Sellers or by dissolution of the Sellers. This Sellers’ Guaranty shall continue in full force and effect, notwithstanding any merger, consolidation, sale of assets or any other similar transaction by the Seller or Sellers’ Guarantor.

(d)  Sellers’ Guarantor further agrees to pay all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees at any time paid or incurred by or on behalf of the Buyer in enforcing this Sellers’ Guaranty.

14.3  Buyer Guaranty.

(a)  Buyer Guarantor irrevocably and unconditionally guarantees the prompt, complete and punctual performance, compliance and payment of all of the obligations of the Buyer including but not limited to Buyer’s obligations under Article XI of this Agreement. Buyer Guarantor further agrees that its obligations under the Agreement shall not be affected by any event, condition or circumstances whatsoever (with or without notice to, or knowledge of Buyer or Buyer Guarantor) including without limitation any which constitutes, or might be construed to constitute, a legal or equitable discharge of the Buyer for its obligations under the Agreement or of Buyer Guarantor of its guaranty hereunder. In furtherance of the foregoing and without limiting the generality thereof, Buyer Guarantor agrees that (i) its guaranty hereunder (this “Buyer Guaranty”) is a guaranty of payment and performance when due and not collectability; (ii) this Buyer Guaranty is a primary obligation of Buyer Guarantor and not merely a contract or surety; and (iii) payment or performance by Buyer Guarantor of a portion, but not all of the obligations under this Agreement shall in no way limit, affect, modify or abridge any liability of Buyer Guarantor for any portion of the obligations which have not been paid or performed.

(b)  Buyer Guarantor waives all diligence, presentment, protest and demand, and also notice of dishonor, demand, protest and nonpayment. No failure by the Sellers, Seller Representative or Sellers’ Guarantor to assert any right or pursue any remedy with respect to the Buyer or under this Buyer Guaranty shall relieve Buyer Guarantor from its obligations hereunder.

(c)  Buyer Guarantor agrees that this Buyer Guaranty shall not be diminished or affected in any way, by any bankruptcy, reorganization, arrangement, liquidation or similar proceeding with respect to the Buyer or by dissolution of the Buyer. This Buyer Guaranty shall continue in full force and effect, notwithstanding any merger, consolidation, sale of assets or any other similar transaction by the Buyer or Buyer Guarantor.

(d)  Buyer Guarantor further agrees to pay all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees at any time paid or incurred by or on behalf of the Sellers or the Sellers’ Representative in enforcing this Buyer Guaranty.

14.4  Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.5  Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated; provided, however, in the event of the termination of this Agreement, the Ancillary Agreements or the Contemplated Transactions, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement or Ancillary Agreement by another party.

14.6  Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that, without such consent, the Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Securities, but no such transfer or assignment will relieve the Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14.7  Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

14.8  Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of San Joaquin in the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.9  Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures.

14.10  No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.11  Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

14.12  Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

14.13  Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.14  Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:
RH FINANCIAL CORPORATION

By:      /s/ Kevin J. Hunt
Name:  Kevin J. Hunt
Title:    Chief Executive Officer

BUYER GUARANTOR:
RALCORP HOLDINGS, INC.

By:      /s/ Kevin J. Hunt
Name:  Kevin J. Hunt
Title:   Co-Chief Executive Officer & President

ACQUIRED COMPANY:
COTTAGE BAKERY, INC.

By:         /s/ Terry R. Knutson
Name: Terry R. Knutson
Title: President

SELLERS:

TERRY R. KNUTSON AND ROSE KNUTSON, AS CO-TRUSTEES OF THE TERRY AND ROSE KNUTSON 2000 FAMILY TRUST UTA 6/21/00

By:        /s/ Terry R. Knutson
Name: Terry R. Knutson
Title: Co-Trustee

By:        /s/ Rose Knutson
Name: Rose Knutson
Title: Co-Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CHURCH RESOURCE MINISTRIES:

By:       /s/ Denise L. Snyder
Name:  Denise L. Snyder
Title:   Vice President Finance

BETHEL TABERNACLE
(A/K/A BETHEL OPEN BIBLE CHURCH):

By:     /s/ Larry E. Beck
Name:  Larry E. Beck
Title:    CFO / Treasurer

RIVERGATE PARTNERS, L.P.:

By:	Terry R. Knutson and Rose Knutson, as Co-Trustees of the Terry and Rose Knutson 2000 Family Trust UTA 6/21/00
Its:           General Partner

By:   /s/ Terry R. Knutson
Name:  Terry R. Knutson
Title:     Co-Trustee

By:    /s/ Rose Knutson
Name: Rose Knutson
Title:    Co-Trustee

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

JAMISON PARTNERS, L.P.:

By:	Terry R. Knutson and Rose Knutson, as Co-Trustees of the Terry and Rose Knutson 2000 Family Trust UTA 6/21/00
Its:           General Partner

By:  /s/ Terry R. Knutson
Name:  Terry R. Knutson
Title: Co-Trustee

By:  /s/ Rose Knutson
Name: Rose Knutson
Title: Co-Trustee

SELLERS’ GUARANTOR:

 /s/ Terry R. Knutson
Terry R. Knutson

                                                                                 /s/ Rose Knutson
                                                                                Rose Knutson

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